Exhibit 99.1

Consolidated Statements of Operations

	For the year ended December 31,
	2010	2009	2008

In millions, except per share data

Net sales	$2,239.2	$1,163.6	$2,004.5

Cost of goods sold	1,902.1	1,035.5	999.7

Gross profit	337.1	128.1	1,004.8

Operating expenses:

Marketing and administration	267.0	161.9	106.5

Research and development	55.6	40.4	40.8

Restructuring and impairment charges	5.3	53.0	4.3

Insurance recovery	(11.9)	—	—

Operating income (loss)	21.1	(127.2)	853.2

Non-operating expense (income):

Interest expense	29.0	4.0	1.8

Interest income	(5.5)	(26.5)	(46.4)

Decline (increase) in fair value of warrant	14.0	(5.4)	292.5

Other, net	(3.9)	0.9	20.3

Total non-operating expense (income)	33.6	(27.0)	268.2

(Loss) income before income tax expense and equity in earnings of joint venture	(12.5)	(100.2)	585.0

Income tax (benefit) expense	(53.3)	(42.2)	195.4

Income (loss) before equity in earnings of joint venture	40.8	(58.0)	389.6

Equity in earnings (loss) of joint venture, net of tax	7.2	(11.8)	—

Net income (loss)	48.0	(69.8)	389.6

Net (income) loss attributable to noncontrolling interests	(13.6)	1.5	(2.2)

Net income (loss) attributable to MEMC stockholders	$34.4	$(68.3)	$387.4

Basic income (loss) per share	$0.15	$(0.31)	$1.71

Diluted income (loss) per share	$0.15	$(0.31)	$1.69

Weighted-average shares used in computing basic income (loss) per share	226.9	223.9	226.9

Weighted-average shares used in computing diluted income (loss) per share	230.2	223.9	228.6

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

	As of December 31,
	2010	2009
In millions, except per share data

Assets

Current assets:

Cash and cash equivalents	$707.3	$632.7
Restricted cash	43.8	37.4
Short-term investments	0.1	85.9
Accounts receivable, net	296.0	173.3
Inventories	214.6	140.5
Solar energy systems held for development and sale, including consolidated variable interest entities of $151.8 and $0 at December 31, 2010 and 2009, respectively	237.5	20.3
Income taxes receivable	35.6	72.5
Prepaid and other current assets	202.4	87.0

Total current assets	1,737.3	1,249.6
Investments	110.3	297.6
Property, plant and equipment, net:
Semiconductor and Solar Materials	1,465.9	1,120.8
Solar energy systems, including consolidated variable interest entities of $56.2 and $45.8 at December 31, 2010 and 2009, respectively	567.6	344.8
Deferred tax assets, net	139.3	95.3
Customer warrant	5.2	19.2
Restricted cash	18.7	21.0
Other assets	172.4	91.1
Goodwill	342.7	285.3
Intangible assets, net	52.5	41.8

Total assets	$4,611.9	$3,566.5

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6.4	$5.4
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations, including consolidated variable interest entities of $28.8 and $2.2 at December 31, 2010 and 2009, respectively	65.7	26.8
Accounts payable	745.5	219.3
Accrued liabilities	165.4	106.8
Contingent consideration related to acquisitions of SunEdison and Solaicx	106.4	—
Accrued wages and salaries	50.4	39.2
Deferred revenue for solar energy systems	8.8	—
Customer deposits	92.9	83.6
Income taxes payable	42.6	28.0

Total current liabilities	1,284.1	509.1
Long-term debt and capital lease obligations, less current portion	20.5	25.2
Long-term solar energy system financing and capital lease obligations, less current portion, including consolidated variable interest entities of $107.2 and $56.7 in 2010 and 2009, respectively	590.1	359.2
Pension and post-employment liabilities	54.1	46.6
Deferred revenue for solar energy systems	75.0	3.3
Semiconductor and Solar Materials deferred revenue	115.2	106.3
Other liabilities	177.3	310.0

Total liabilities	2,316.3	1,359.7

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 50.0 shares authorized, none issued or outstanding at December 31, 2010 or 2009	—	—
Common stock, $.01 par value, 300.0 shares authorized, 237.9 and 237.2 issued at December 31, 2010 and 2009, respectively	2.4	2.4
Additional paid-in capital	557.9	507.4
Retained earnings	2,113.5	2,079.1
Accumulated other comprehensive income	34.1	33.0
Treasury stock: 10.0 and 9.8 shares at December 31, 2010 and 2009, respectively	(456.2)	(453.3)

Total MEMC stockholders’ equity	2,251.7	2,168.6

Noncontrolling interests	43.9	38.2
Total stockholders’ equity	2,295.6	2,206.8

Total liabilities and stockholders’ equity	$4,611.9	$3,566.5

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	For the year ended December 31,
	2010	2009	2008

In millions

Cash flows from operating activities:

Net income (loss)	$48.0	$(69.8)	$389.6

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	164.8	124.0	104.0

Stock-based compensation	51.6	36.5	28.5

(Benefit) provision for deferred taxes	(44.7)	(32.4)	54.1

Decline (increase) in fair value of warrant	14.0	(5.4)	292.5

Impairment charges	—	24.6	1.1

Other	(44.5)	4.0	18.0

Changes in assets and liabilities (net of effects from acquisitions):

Short-term investments—trading securities	40.3	10.9	—

Accounts receivable	(117.2)	26.0	(4.3)

Inventories	(65.0)	(57.3)	(43.7)

Solar energy systems held for development and sale	(158.5)	14.1	—

Income taxes receivable	36.9	(72.5)	—

Prepaid and other current assets	(179.0)	(3.4)	(12.0)

Accounts payable and accrued liabilities	443.3	17.5	24.2

Semiconductor and Solar Materials deferred revenue and customer deposits	48.4	15.4	(33.1)

Deferred revenue for solar energy systems	78.8	—	—

Income taxes payable	44.5	8.7	(59.1)

Pension and post-employment liabilities	2.4	(1.4)	(72.4)

Other non-current assets and liabilities	(16.5)	(6.5)	(46.5)

Net cash provided by operating activities	347.6	33.0	640.9

Cash flows from investing activities:

Cash payments for acquisitions, net of cash acquired	(73.5)	(188.5)	—

Proceeds from sale and maturities of investments	185.0	272.5	485.5

Proceeds from equity method investments	85.3	—	—

Purchases of investments	—	(10.9)	(517.3)

Purchases of cost and equity method investments	(18.8)	(121.7)	—

Cash received from net investment hedge	17.6	—	—

Capital expenditures	(352.0)	(225.4)	(303.6)

Construction of solar energy systems	(280.1)	(28.0)	—

Payments to vendors for deposits and loans	(85.0)	—	—

	For the year ended December 31,
	2010	2009	2008

In millions
Restricted cash	(1.8)	2.2	—

Other	1.5	—	—

Net cash used in investing activities	(521.8)	(299.8)	(335.4)

Cash flows from financing activities:

Net (repayments of) proceeds from customer deposits related to long-term supply agreements	(31.3)	(90.4)	138.0

Principal payments on long-term debt	(4.8)	(46.0)	(6.0)

Proceeds from financing obligations	364.4	78.1	—

Repayments of financing and capital lease obligations	(61.1)	(15.6)	—

Excess tax benefits from share-based payment arrangements	—	0.3	19.0

Proceeds from noncontrolling interests	10.1	—	—

Return of investment and dividends to noncontrolling interest	(18.4)	—	(3.2)

Common stock repurchased	(2.8)	(15.8)	(321.0)

Proceeds from issuance of common stock	—	0.7	19.9

Debt financing fees	(12.9)	(3.0)	—

Net cash provided by (used in) financing activities	243.2	(91.7)	(153.3)

Effect of exchange rate changes on cash and cash equivalents	5.6	2.9	(23.2)

Net increase (decrease) in cash and cash equivalents	74.6	(355.6)	129.0

Cash and cash equivalents at beginning of period	632.7	988.3	859.3

Cash and cash equivalents at end of period	$707.3	$632.7	$988.3

See accompanying notes to consolidated financial statements.

Consolidated Statements of Stockholders’ Equity

	Common Stock Issued		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Stock Held in Treasury		Total MEMC Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
In millions
Balance at December 31, 2007	231.9	$2.3	$358.0	$1,760.5	$29.8	(2.6)	$(115.6)	$2,035.0	$35.8	$2,070.8

Cumulative effect of adoption of accounting principle related to employee benefit plans measurement date provision	—	—	—	(0.8)	—	—	—	(0.8)	—	(0.8)

Comprehensive income:

Net income	—	—	—	387.4	—	—	—	387.4	2.2	389.6

Net translation adjustment	—	—	—	—	(14.2)	—	—	(14.2)	—	(14.2)

Net unrecognized actuarial loss and prior service credit (net of $17.5 tax)	—	—	—	—	(32.3)	—	—	(32.3)	—	(32.3)

Net unrealized loss on available-for-sale securities	—	—	—	—	(38.9)	—	—	(38.9)	—	(38.9)

Total comprehensive income								302.0	2.2	304.2

Stock plans, net	1.4	—	67.6	—	—	—	(0.8)	66.8	—	66.8

Common stock repurchases	—	—	—	—	—	(6.2)	(321.0)	(321.0)	—	(321.0)

Dividend to noncontrolling interest	—	—	—	—	—	—	—	—	(3.2)	(3.2)

Balance at December 31, 2008	233.3	$2.3	$425.6	$2,147.1	$(55.6)	(8.8)	$(437.4)	$2,082.0	$34.8	$2,116.8

Cumulative effect of adoption of accounting principle related to other-than-temporary impairments on investments	—	—	—	0.3	(0.3)	—	—	—	—	—

Purchase of SunEdison LLC	3.8	0.1	45.8	—	—	—	—	45.9	6.7	52.6

Comprehensive income:

Net loss	—	—	—	(68.3)	—	—	—	(68.3)	(1.5)	(69.8)

Consolidated Statements of Stockholders’ Equity

	Common Stock Issued		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Stock Held in Treasury		Total MEMC Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
In millions
Net translation adjustment	—	—	—	—	9.4	—	—	9.4	(1.8)	7.6

Net unrecognized actuarial gain and prior service credit (net of $1.5 tax)	—	—	—	—	2.6	—	—	2.6	—	2.6

Gain on mark to market for cash flow hedges	—	—	—	—	1.8	—	—	1.8	—	1.8

Net unrealized gain on available-for-sale securities	—	—	—	—	75.1	—	—	75.1	—	75.1

Total comprehensive income								20.6	(3.3)	17.3

Stock plans, net	0.1	—	36.0	—	—	—	(0.1)	35.9	—	35.9

Common stock repurchases	—	—	—	—	—	(1.0)	(15.8)	(15.8)	—	(15.8)

Balance at December 31, 2009	237.2	$2.4	$507.4	$2,079.1	$33.0	(9.8)	$(453.3)	$2,168.6	$38.2	$2,206.8

Comprehensive income:

Net income	—	—	—	34.4	—	—	—	34.4	13.6	48.0

Net translation adjustment	—	—	—	—	15.6	—	—	15.6	0.6	16.2

Net unrecognized actuarial loss and prior service credit (net of $2.5 tax)	—	—	—	—	(0.6)	—	—	(0.6)	—	(0.6)

Consolidated Statements of Stockholders’ Equity

	Common Stock Issued		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Stock Held in Treasury		Total MEMC Stockholders’ Equity	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
In millions
Loss on mark to market for cash flow hedges	—	—	—	—	(11.0)	—	—	(11.0)	—	(11.0)

Net unrealized gain on available-for-sale securities	—	—	—	—	(2.9)	—	—	(2.9)	—	(2.9)

Total comprehensive income								35.5	14.2	49.7

Stock plans, net	0.7	—	50.5	—	—	(0.2)	(2.9)	47.6	—	47.6
Net repayments to noncontrolling interest	—	—	—	—	—	—	—	—	(8.5)	(8.5)

Balance at December 31, 2010	237.9	$2.4	$557.9	$2,113.5	$34.1	(10.0)	$(456.2)	$2,251.7	$43.9	$2,295.6

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS

MEMC is a global leader in the development, manufacture, and sale of silicon wafers, and with the acquisition of SunEdison in 2009, a major developer and seller of photovoltaic energy solutions. MEMC is organized by end market, with three business segments: Semiconductor Materials, Solar Materials, and Solar Energy. Semiconductor Materials provides silicon wafers ranging from 100 millimeter (4 inch) to 300 millimeter (12 inch) as the base material for semiconductor devices. Solar Materials sells silicon wafers, primarily 156 millimeter, for solar applications. Depending on market conditions, MEMC may also sell intermediate silicon products such as polysilicon and silane to solar cell manufacturers, flat panel display producers, or other markets. MEMC’s Solar Energy segment (SunEdison) designs, develops, installs, finances and monitors solar energy systems and the sale of solar generated electricity. Through SunEdison, MEMC is one of the world’s leading developers of solar energy projects and, we believe, one of the most geographically diverse. MEMC’s technology leadership in silicon and downstream solar are enabling the company to expand its customer base and lower costs throughout the silicon supply chain.

Prior to the SunEdison acquisition, we were engaged in one reportable segment—the design, manufacture and sale of silicon wafers. With the acquisition of SunEdison, we engaged in two reportable segments. Effective January 1, 2010, we reorganized our historical materials business operations into two separate businesses, and we are now engaged in three reportable segments: Semiconductor Materials, Solar Materials (both of which include the historical operations of MEMC) and Solar Energy (consists solely of SunEdison).

On July 1, 2010, we completed the acquisition of privately held Solaicx. MEMC acquired all of the voting equity of Solaicx for a GAAP purchase price of approximately $101.7 million, including cash and additional contingent consideration. As a result of the acquisition, Solaicx became a wholly owned subsidiary of MEMC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

In preparing our financial statements, we use estimates and assumptions that may affect reported amounts and disclosures. Estimates are used when accounting for investments, depreciation, amortization, leases, accrued liabilities including warranties, employee benefits, derivatives, stock based compensation, income taxes, solar energy system installation and related costs, percentage-of-completion on long-term construction contracts, the fair value of assets and liabilities recorded in connection with business combinations, goodwill and asset valuation allowances among others. These estimates and assumptions are based on current facts, historical experience and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of revenue, costs and expenses that are not readily apparent from other sources. To the extent there are material differences between the estimates and actual results, our future results of operations would be affected.

Reclassifications

Effective January 1, 2009, MEMC adopted an accounting standards update included in ASC 810, Consolidation, which amends prior guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the statement of operations, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

MEMC now includes noncontrolling interests in consolidated net income for current and prior periods. Earnings per share, however, continue to be based on the net income attributable to MEMC stockholders. Additionally, comprehensive income attributable to the noncontrolling interests is deducted from consolidated comprehensive income to arrive at the comprehensive income attributable to MEMC stockholders. Noncontrolling interests have also been reclassified to equity for current and prior periods on the condensed consolidated balance sheet and stockholders’ equity. The adoption of this update did not have a material impact on our financial statements.

We have separately presented for comparison purposes the corresponding prior year amounts for solar energy systems held for development and sale, property, plant and equipment, current portion and long term portion of debt, and current portion and long term portion of solar energy system debt. In accordance with the presentation requirements for consolidated variable interest entities (“VIEs”), which we adopted on January 1, 2010, we have separately presented the material assets and liabilities of these VIEs on our consolidated balance sheets. We discuss our adoption of the reporting requirements for consolidated VIEs below.

Principles of Consolidation

Our consolidated financial statements include the accounts of MEMC Electronic Materials, Inc. and our wholly and majority-owned subsidiaries including the consolidation of SunEdison and Solaicx. We record noncontrolling interest for non-wholly owned consolidated subsidiaries. All significant intercompany balances and transactions among our consolidated subsidiaries have been eliminated. We have also eliminated our pro-rata share of sales, costs of goods sold and profits related to sales to equity method investees.

Business Combinations

Effective January 1, 2009, MEMC adopted an accounting standards update included in ASC 805, “Business Combinations,” which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. This update is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. The adoption of this update did not impact our financial position on January 1, 2009.

Variable Interest Entities

SunEdison’s business generally involves the formation of special purpose vehicles (referred to as “project companies”) to own the project assets and execute agreements for the construction and maintenance of the assets, as well as power purchase agreements or feed in tariff agreements with a buyer who will purchase the electricity generated from the solar energy system once it is operating. SunEdison may establish joint ventures with non-related parties to share in the risks and rewards associated with solar energy system development, which are facilitated through equity ownership of a project company. The project companies engage SunEdison to engineer, procure, and construct the solar energy system and may separately contract with SunEdison to perform predefined operational and maintenance services post construction. We evaluate the terms of those contracts as well as the joint venture agreements to determine if the entity is a VIE, as well as if SunEdison is the primary beneficiary.

Effective January 1, 2010, we adopted new accounting, presentation, and disclosure requirements related to VIEs which did not impact our conclusion of the consolidation of our VIEs that were consolidated under the previous guidance. Accordingly, there was no impact to our financial position on the date of adoption. During 2010, we became investors in several new VIEs.

VIEs are primarily entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders, as a group, lack one or more of the following characteristics: (a) direct or indirect ability to make decisions, (b) obligation to absorb expected losses, or (c) right to receive expected residual returns. VIEs must be evaluated quantitatively and qualitatively to determine the primary beneficiary, which is the reporting entity that has (a) the power to direct activities of a VIE that most significantly impact the VIEs economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes. A VIE should have only one primary beneficiary, but may not have a primary beneficiary if no party meets the criteria described above.

To determine a VIEs primary beneficiary, an enterprise must perform a qualitative assessment to determine which party, if any, has the power and benefits. Therefore, an enterprise must identify which activities most significantly impact the VIEs economic performance and determine whether it, or another party, has the power to direct those activities. When evaluating whether we are the primary beneficiary of a VIE, and must therefore consolidate the entity, we perform a qualitative analysis that considers the design of the VIE, the nature of our involvement and the variable interests held by other parties. If that evaluation is inconclusive as to which party absorbs a majority of the entity’s expected losses or residual returns, a quantitative analysis is performed to determine the primary beneficiary.

For our consolidated VIEs, we have presented separately on our consolidated balance sheets, to the extent material, the assets of our consolidated VIEs that can only be used to settle specific obligations of the consolidated VIE, and the liabilities of our consolidated VIEs for which creditors do not have recourse to our general assets outside of the VIE.

As of December 31, 2010 we are the primary beneficiary of eight VIEs, all of which we consolidate, five of which existed as of December 31, 2009 and were consolidated by the Company under the previous guidance. We did not recognize any gain or loss on the initial consolidation of each VIE.

The Company determined that eight and five project companies that we held equity in as of December 31, 2010 and 2009 respectively, should be consolidated because the entities are VIEs due to levels of equity that require additional funding and we retain economic interests greater than our voting interests. We are the primary beneficiary of the VIEs because we manage the activities that can significantly influence the operational results and because we participate in a significant level of the profits and losses of the entity.

Cash and Cash Equivalents

Cash equivalents include highly liquid commercial paper, time deposits and money market funds with original maturity periods of three months or less when purchased. The majority of our cash and cash equivalents are held outside the U.S. Total cash and cash equivalents maintained by foreign subsidiaries whose functional currency is not the U.S. dollar were $101.3 million and $114.5 million as of December 31, 2010 and 2009, respectively. Cash and cash equivalents consist of the following:

	As of December 31,
	2010	2009
Dollars in millions

Cash	$548.1	$191.2

Cash Equivalents:

Commercial paper	—	6.7

Time deposits	74.0	151.7

Money market funds	85.2	283.1

	$707.3	$632.7

Restricted Cash

Restricted cash consists of cash on deposit in financial institutions that are restricted from use in operations. In certain transactions, we have agreed to issue a letter of credit or provide security deposits regarding the performance or removal of a solar energy system. Incentive application fees are deposited with local governmental jurisdictions which are held until the construction of the applicable solar energy system is completed. In addition, cash received during the lease term of a sale leaseback transaction is subject to a security and disbursement agreement which generally establishes a reserve requirement for scheduled lease payments under our master lease agreements as discussed in Sale with a leaseback for each leaseback arrangement, as well as certain additional reserve requirements that may be temporarily required in an accrual account. All of the reserve requirements for scheduled lease payments for all projects under each master lease agreement must be satisfied before cash is disbursed under the master lease agreements.

Investments

Short and long-term investments consist of the following:

Time Deposits. Time deposits, classified as short-term investments, are comprised mainly of demand deposits with commercial banks or investment companies having fixed original maturities exceeding three months but less than or equal to one year, with fixed interest rates and including pre-payment penalties for early withdrawal. Purchases and sales of these time deposits are included in investing activities in the consolidated statements of cash flows.

Trading Investments. All trading investments including auction rate securities were liquidated during 2010. At December 31, 2009 trading investments were stated at fair value, with realized and unrealized gains or losses resulting from changes in fair value recognized in non-operating income and expense. Included in trading investments were auction rate securities. Purchases and sales of trading investments, including the liquidation of those investments in 2010, are included in operating activities in the consolidated statements of cash flows.

Cost and Equity Method Investments. Cost method investments are initially recorded and subsequently carried at their historical cost and income is recorded to the extent there are dividends. We use the equity method of accounting for our equity investments where we hold more than 20 percent of the outstanding stock of the investee’s stock or where we have the ability to significantly influence the operations or financial decisions of the investee. We initially record the investment at cost and adjust the carrying amount each period to recognize our share of the earnings or losses of the investee based on our percentage of ownership. We review our equity and cost method investments periodically for indicators of impairment.

Available-for-Sale Investments. Investments designated as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax, recorded in accumulated other comprehensive income. Purchases and sales of available-for-sale investments are included in investing activities in the consolidated statements of cash flows.

Investments are evaluated at each period end date for impairment, including classification as temporary or other than temporary. Unrealized losses are recorded to other income and expense when a decline in fair value is determined to be other-than-temporary. We review several factors to determine whether a loss is other-than-temporary. These factors include but are not limited to: (i) the nature of the investment; (ii) the cause and duration of the impairment; (iii) the extent to which fair value is less than cost; (iv) the financial condition and near term prospects of the issuer; and (v) our ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses are accounted for on the specific identification method. We determine the fair value of our debt securities using quoted prices from active and inactive markets, traded prices for similar assets, or fair value measurements based on a pricing model. We also review our ability and intent to liquidate our investments within the next 12 month operating cycle to determine the appropriate short or long-term classification. Our ability to liquidate is determined based on a review of current and short-term credit and capital market conditions and the financial condition and near term prospects of the issuer.

Effective April 1, 2009, MEMC adopted an accounting standards update included in ASC 320, Investments—Debt and Equity Securities, which amends the previous other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This update did not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. MEMC applied the guidance in this update to our valuations for our asset-backed securities, mortgage-backed securities and corporate debt securities beginning in the second quarter of 2009. As a result of the adoption, we recorded an adjustment of $0.3 million to increase our beginning retained earnings at that date with the offset to accumulated other comprehensive loss.

Effective April 1, 2009, MEMC adopted an accounting standards update included in ASC 820, Fair Value Measurements and Disclosures, which provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This update also included guidance on identifying circumstances that indicate a transaction is not orderly. MEMC applied the guidance in this update in our evaluation of our asset-backed securities, mortgage-backed securities and corporate debt securities beginning in the second quarter of 2009 and it did not impact our financial position or results of operations.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts to adjust our receivables to amounts considered to be ultimately collectible. Our allowance is based on a variety of factors, including the length of time receivables are past due, significant one-time events, the financial health of our customers and historical experience. The balance of our allowance for doubtful accounts was $7.8 million and $10.0 million as of December 31, 2010 and 2009, respectively. Provision for bad debt expense was $1.4 million benefit, $4.2 million expense and $5.7 million expense for the years ended December 31, 2010, 2009 and 2008, respectively. There were $0.7 million of write-offs for bad debts for the year ended December 31, 2010 and no material write-offs for the year ended December 31, 2009.

Inventories

Inventories in our Semiconductor Materials and Solar Materials segments consist of raw materials, labor and manufacturing overhead, and are valued at the lower of cost or market. Fixed overheads are allocated to the costs of conversion based on the normal capacity of our production facilities. Unallocated overheads during periods of abnormally low production levels are recognized as cost of goods sold in the period in which they are incurred. Semiconductor Materials and Solar Materials raw materials are stated at weighted-average cost and Semiconductor Materials and Solar Materials goods in process and finished goods inventories are stated at standard cost as adjusted for variances, which approximates weighted-average actual cost. The valuation of inventory requires us to estimate excess and slow moving inventory. The determination of the value of excess and slow moving inventory is based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Solar energy system inventories consist primarily of raw materials (such as solar panels). The cost of SunEdison inventories is based on the first-in, first-out (FIFO) method for raw materials. If SunEdison executes a contract with a customer in which the system will be retained or there will be a capitalized leased asset, the solar panel inventory is reclassified to property plant and equipment – construction in progress when the materials are issued to a jobsite.

Solar Energy Systems Held for Development and Sale

Solar energy systems held for development include solar energy system project related assets for projects that have commenced and are actively marketed and intended to be sold and not transferred to property, plant and equipment. Development costs include capitalizable costs for items such as permits, acquired land, deposits and work-in-process among others. Work-in-process includes materials, overhead and other capitalizable costs incurred to construct solar energy systems. Solar energy systems held for sale includes interconnected or completed solar energy systems. Solar energy systems held for sale are available for immediate sale in their present conditions subject only to terms that are usual and customary for sales of these types of assets.

Property, Plant and Equipment

We record property, plant and equipment at cost and depreciate it evenly over the assets’ estimated useful lives as follows:

Years
Buildings and improvements	4-60

Machinery and equipment	1-25

Software	3-6

Solar energy systems	23-30

Expenditures for repairs and maintenance are charged to expense as incurred. Additions and betterments are capitalized. The cost and related accumulated depreciation on property and equipment sold or otherwise disposed of are removed from the capital accounts and any gain or loss is reported in current-year operations.

We may sell a solar energy system and simultaneously lease back the solar energy system. Property, plant and equipment accounted for as capital leases, (primarily solar energy systems) are depreciated over the life of the lease. Solar energy systems that have not reached consummation of a sale under real estate accounting and have been leased back are recorded at the lower of the original cost to construct the system or its fair value and depreciated over the equipment’s estimated useful life. For those sale leasebacks accounted for as capital leases, the gain, if any, on the sale leaseback transaction is deferred and recorded as a contra-asset that reduces the cost of the solar energy system, thereby reducing depreciation expense over the term of the lease. Generally, as a result of various tax attributes that accrue to the benefit of the lessor/tax owner, solar energy systems accounted for as capital leases are recorded at the net present value of the future minimum lease payments because this amount is lower than the cost and fair market value of the solar energy system at the lease inception date.

Leasehold improvements are depreciated over the shorter of the estimated remaining useful life of the asset or the remaining lease term, including renewal periods considered reasonably assured of execution. Consolidated depreciation expense for the years ended December 31, 2010, 2009 and 2008 was $158.9 million, $123.6 million and $104.0 million, respectively. We recorded in depreciation expense $4.5 million and $0.6 million of depreciation for assets recorded under capital leases in December 31, 2010 and 2009, respectively.

When we are entitled to incentive tax credits for property, plant and equipment, we reduce the asset carrying value by the amount of the credit, which reduces future depreciation.

The cost of constructing facilities, equipment and solar energy systems includes interest costs. Capitalized interest totaled $5.1 million, $0.4 million and $0.8 million in 2010, 2009 and 2008, respectively.

Asset retirement obligations are recognized at fair value in the period in which they are incurred and the carrying amount of the related long-lived asset is correspondingly increased. Over time, the liability is accreted to its future value. The corresponding asset capitalized at inception is depreciated over the useful life of the asset. We operate under solar power services agreements with customers that include a requirement for the removal of the solar energy systems at the end of the term of the agreement.

In addition, we could have certain legal obligations for asset retirements related to disposing of materials in the event of closure, abandonment or sale of certain of our manufacturing facilities. We plan to operate the facilities that are subject to the asset retirement obligations for an indeterminate period beyond the foreseeable future and as such, cannot estimate a liability at December 31, 2010, except for one facility, for which we have recorded an asset retirement obligation. We will recognize a liability in the period in which we have determined the time frame that the asset will no longer operate and information is available to reasonably estimate the liability’s fair value.

Impairment of Long-Lived Assets

We periodically assess the impairment of long-lived assets/asset groups when conditions indicate a possible loss. Reviews are performed to determine whether the carrying value of an asset is impaired, based on comparisons to undiscounted expected future cash flows or some other fair value measure. If this comparison indicates that there is impairment, the impaired asset is written down to fair value, which is typically calculated using: (i) quoted market prices or (ii) discounted expected future cash flows utilizing an appropriate discount rate. Impairment is based on the excess of the carrying amount over the fair value of those assets.

In September 2009, MEMC committed to actions to reduce manufacturing costs by shifting manufacturing from our St. Peters, Missouri and Sherman, Texas facilities to other locations which are closer to a number of MEMC’s customers. Due to the significance of these actions, we performed an asset impairment analysis of our St. Peters, Missouri and Sherman, Texas long-lived manufacturing asset groups during the third quarter of 2009. Accordingly, we recorded asset impairment charges of $24.6 million in the third quarter of 2009 related to these asset groups. We recorded fixed asset impairment charges of $1.1 million in 2008. See Note 4. There were no asset impairment charges for the year ended December 31, 2010.

Goodwill and Intangible Assets

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired and liabilities assumed. Goodwill and intangible assets determined to have indefinite lives are not amortized, but rather are subject to an impairment test annually, on December 1, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

The goodwill impairment test involves a two-step approach. Under the first step, we determine the fair value of each reporting unit to which goodwill has been assigned. The operating segments of MEMC are the reporting units for the impairment test. We compare the fair value of the reporting unit to its carrying value, including goodwill. If the estimated fair value exceeds the carrying value, no impairment loss is recognized. If the carrying value exceeds the fair value, goodwill is considered potentially impaired and the second step is completed in order to measure the impairment loss. Under the second step (if applicable), we would calculate the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets, including any unrecognized intangible assets, of the reporting unit from the fair value of the reporting unit as determined in the first step. We then compare the implied fair value of goodwill to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, we recognize an impairment loss equal to the difference. Prior to the acquisition of SunEdison on November 20, 2009, we did not have goodwill. We performed our annual goodwill impairment test as of December 1, 2010 as it relates to the SunEdison and Solaicx goodwill and determined there was no impairment of goodwill.

Intangible assets that have determinable estimated lives are amortized over those estimated lives. The straight-line method of amortization is used because it best reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. The amounts and useful lives assigned to intangible assets acquired, other than goodwill, impact the amount and timing of future amortization. The value of our intangible assets, including goodwill, could be impacted by future adverse changes such as: (i) any future declines in our operating results, (ii) a decline in the valuation of solar industry company stocks, including the valuation of our common stock, (iii) a further significant slowdown in the worldwide economy or the solar industry or (iv) any failure to meet the performance projections included in our forecasts of future operating results.

The useful lives of our intangible assets subject to amortization are as follows:

Years
Favorable energy credits	4-18

Customer sales backlog and relationships	1-6

Trade name	15

Developed technology	5

Other intangible assets consist of power plant development arrangements. These assets were recorded in conjunction with the acquisition of SunEdison and relate to anticipated future economic benefits associated with our customer backlog relationships. These intangible assets will be allocated to fixed assets as the construction of the related solar energy systems stemming from the existing backlog is completed. We performed our annual impairment review for this indefinite lived intangible asset as of December 1, 2010 and determined there was no impairment.

Operating Leases

The Company enters into lease agreements for a variety of business purposes, including office and manufacturing space, office and manufacturing equipment and computer equipment. A portion of these are noncancellable operating leases.

Capital Leases

We are party to master lease agreements that provide for the sale and simultaneous leaseback of certain solar energy systems constructed by SunEdison. For those transactions which do not fall under real estate accounting, we record a lease liability and the solar energy system is retained on our balance sheet. The excess of the cash proceeds of the sale leaseback over the costs to construct the solar energy system is retained by us and used to fund current operations and new solar energy projects. See further discussion in “Revenue Recognition” below.

Customer Deposits

MEMC has executed long-term solar wafer supply agreements, including any amendments, with multiple customers which required the customers to provide security deposits. As of December 31, 2010 and 2009, the balance of these deposits totaled $163.2 million and $200.0 million, respectively. These deposits are required to be refunded to the customers over the next two years, at the end of the contract or are to be applied against a portion of current sales on credit, as set forth in the agreements, unless minimum purchase quantities are not met. The current portion of these customer deposits is $58.8 million. The long-term portion of customer deposits of $104.4 million is included in other non-current liabilities on our consolidated balance sheet. See further discussion in Note 19.

Revenue Recognition

Materials Businesses

Revenue is recognized in our Semiconductor Materials and Solar Materials business segments for product sales when title transfers, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable and collection of the related receivable is reasonably assured, which is generally at the time of shipment for non-consignment orders. In the case of consignment orders, title passes when the customer pulls the product from the assigned storage facility or storage area or, if the customer does not pull the product within a contractually stated period of time (generally 60–90 days), at the end of that period, or when the customer otherwise agrees to take title to the product. Our wafers are generally made to customer specifications and we conduct rigorous quality control and testing procedures to ensure that the finished wafers meet the customer’s specifications before the product is shipped. We consider international shipping term definitions in our determination of when title passes. We defer revenue for multiple element arrangements based on an average fair value per unit for the total arrangement when we receive cash in excess of fair value. We also defer revenue when pricing is not fixed or determinable or other revenue recognition criteria is not met.

In connection with our long-term solar wafer supply agreements and subsequent amendments for our Solar Materials segment, we have received various equity instruments and other forms of additional consideration. In each case, we have recorded the estimated fair value of the additional consideration to long-term deferred revenue and will recognize the deferred revenue on a pro-rata basis as product is shipped over the life of the agreements.

SunEdison Business

Solar energy system sales involving real estate

We recognize revenue for solar energy system sales with the concurrent sale or the concurrent lease of the underlying land, whether explicit or implicit in the transaction in accordance with ASC 360-20, Real Estate Sales. For these transactions we evaluate the solar energy system to determine whether the equipment is integral equipment to the real estate; therefore, the entire transaction is in substance the sale of real estate and subject to revenue recognition under ASC 360-20. A solar energy system is determined to be integral equipment when the cost to remove the equipment from its existing location, ship and reinstall at a new site, including any diminution in fair value, exceeds 10 percent of the fair value of the equipment at the time of original installation. For those transactions subject to ASC 360-20, we recognize revenue and profit using the full accrual method once the sale is consummated, the buyer’s initial and continuing investments are adequate to demonstrate its commitment to pay, our receivable is not subject to any future subordination, and we have transferred the usual risk and rewards of ownership to the buyer. If these criteria are met and we execute a sales agreement prior to the delivery of the solar energy system and have an original construction period of three months or longer, we recognize revenue and profit under the percentage of completion method of accounting applicable to real estate sales. We did not account for any sales using this method in 2010, 2009 and 2008. If the criteria for recognition under the full accrual method are met except that the buyer’s initial and continuing investment is less than the level determined to be adequate, then we will recognize revenue using the installment method. Under the installment method, we record revenue up to our costs incurred and apportion each cash receipt from the buyer between cost recovered and profit in the same ratio as total cost and total profit bear to the sales value.

If we retain some continuing involvement with the solar energy system and do not transfer substantially all of the risks and rewards of ownership, profit shall be recognized by a method determined by the nature and extent of our continuing involvement, provided the other criteria for the full accrual method are met. In certain cases, we may provide our customers guarantees of system performance or uptime for a limited period of time, and our exposure to loss is contractually limited based on the terms of the applicable agreement. In accordance with real estate sales accounting guidance, the profit recognized is reduced by our maximum exposure to loss (and not necessarily our most probable exposure), until such time that the exposure no longer exists.

Other forms of continuing involvement that do not transfer substantially all of the risks and rewards of ownership preclude revenue recognition under real estate accounting and require us to account for any cash payments using either the deposit or financing method. Such forms of continuing involvement may include contract default or breach remedies that provide SunEdison with the option or obligation to repurchase the solar energy system. Continuing involvement described above would include, but not be limited to, operation and maintenance agreements, power warranties and up-time guarantees. Under the deposit method, cash payments received from customers are reported as deferred revenue for solar energy systems on the consolidated balance sheets and under the financing method, cash payments received from customers are considered debt and reported as solar energy financing and capital lease obligations on the consolidated balance sheets.

Solar energy system sales not involving real estate

We recognize revenue for solar energy system sales without the concurrent sale or the concurrent lease of the underlying land at the time a sale arrangement with a third party is executed, delivery has occurred and we have determined that the sales price is fixed or determinable and collectible. For transactions that involve a construction period of three months or longer, we recognize the revenue in accordance with ASC 605-35, Construction-Type and Production-Type Contracts, using the percentage of completion method, measured by expended labor hours to total estimated labor hours at completion for each transaction. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and travel costs. Selling, general, and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recognized in full during the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to costs and revenue, and are recognized in the period in which the revisions are determined.

We often construct solar energy systems for which we do not have a fixed-price construction contract and, in certain instances, we may construct a system and retain ownership of the system. For these projects, we earn revenues associated with the energy generated by the solar energy system, capitalize the cost of construction to solar energy system property plant and equipment and depreciate the system over its estimated useful life. For solar energy systems under construction for which we intend to retain ownership and finance the system, we recognize all costs incurred as solar system construction-in-progress.

Sale with a leaseback

We are a party to master lease agreements that provide for the sale and simultaneous leaseback of certain solar energy systems constructed by us. We must determine the appropriate classification of the sale leaseback on a project-by-project basis because the terms of the solar energy systems lease schedule may differ from the terms applicable to other solar energy systems. In addition, we must determine if the solar energy system is considered integral equipment to the real estate upon which it resides. We do not recognize revenue on the sales transactions for any sales with a leaseback. Instead, revenue is recognized through the sale of electricity and energy credits which are generated as energy is produced. The terms of the lease and whether the system is considered integral to the real estate upon which it resides may result in either one of the following sale leaseback classifications:

Capital Lease Arrangements

Sale/capital leaseback classification occurs when the terms of the lease schedule for a solar energy system result in a capital lease classification. Generally, this classification occurs when the term of the lease is greater than 75% of the estimated economic life of the solar energy system. Under a capital lease, a capitalized leased asset and obligation is recorded at the present value of the minimum lease payments. Any gain on the sale is recorded as a reduction of the capitalized leased asset which is then recognized to cost of goods sold through reduced depreciation expense over the term of the lease. As of the SunEdison acquisition date of November 20, 2009 through December 31, 2010, there were no arrangements which resulted in this accounting.

Financing Arrangements

The financing method is applicable when we have determined that the assets under the lease are real estate. This occurs due to either a transfer of land or the transfer of a lease involving real estate and the leased equipment is integral equipment to the real estate. A sale leaseback is classified as a financing sale leaseback if we have concluded the leased assets are real estate, and we have an option to repurchase the assets under our master lease agreements, which would constitute continuing involvement.

Under a financing sale leaseback we do not recognize any upfront profit because a sale is not recognized. The full amount of the financing proceeds is recorded as a liability and a majority of the lease payments are classified as interest expense. The payments to the lessor under the financing transaction for the minimum lease payments are considered interest expense and we expect to recognize a gain upon the final lease payment at the end of the lease term equal to the unamortized balance of the debt. Under a typical sale leaseback accounted for as a financing arrangement, because a majority of all of the payments relate to interest, there is little to no amortization of the original debt balance.

Operations and maintenance

Operations and maintenance revenue is billed and recognized as services are performed. Energy services revenue, generated by energy system rentals, is paid by the customer for the electricity generated. We also provide maintenance and monitoring services. Costs of these revenues are expensed in the period they are incurred.

Energy Credits and Incentives

For SunEdison-owned or capitalized solar energy systems in the U.S., we may receive incentives or subsidies from various state governmental jurisdictions in the form of renewable energy credits (“RECs”), which we sell to third parties. In the State of California, we may also receive performance-based incentives (“PBIs”) from public utilities in connection with a program sponsored by the State of California. The Solar Energy segment recorded total PBI and REC revenue of $18.6 million and $7.5 million, respectively, for the year ended December 31, 2010. Both the RECs and PBIs are based on the actual level of output generated from the system. RECs are generated as our solar energy systems generate electricity. Typically, SunEdison enters into five to ten year binding contractual arrangements with utility companies or other investors who purchase RECs at fixed rates. REC revenue is recognized at the time SunEdison has transferred a REC pursuant to an executed contract relating to the sale of the RECs to a third party. For PBIs, production from SunEdison-operated systems is verified by an independent third party and, once verified, revenue is recognized based on the terms of the contract and the fulfillment of all revenue recognition criteria. There are no penalties in the event electricity is not produced for PBIs. However, if production does not occur on the systems for which we have sale contracts for our RECs, we may have to purchase RECs on the spot market or pay specified contractual damages. Historically, we have not had to purchase material amounts of RECs to fulfill our REC sales contracts.

Recording of a sale of RECs and receipt of PBIs under U.S. GAAP are accounted for under ASC 605, Revenue Recognition. There are no differences in the process and related revenue recognition between REC sales to utilities and non-utility customers. Revenue is recorded when all revenue recognition criteria are met, including: there is persuasive evidence an arrangement exists (typically through a contract), services have been rendered through the production of electricity, pricing is fixed and determinable under the contract and collectability is reasonably assured. For RECs, the revenue recognition criteria are met when the energy is produced and a REC is generated and transferred to a third party pursuant to a contract with that party fixing the price for the REC. For PBIs, revenue is recognized upon validation of the kilowatt hours produced from a third party metering company because the quantities to be billed to the utility are determined and agreed to at that time.

Derivative Financial Instruments and Hedging Activities

All derivative instruments are recorded on the balance sheet at fair value. Derivatives not designated as hedge accounting and used to hedge foreign-currency-denominated balance sheet items are reported directly in earnings along with offsetting transaction gains and losses on the items being hedged. Derivatives used to hedge foreign-currency denominated cash flows and floating rate debt may be accounted for as cash flow hedges, as deemed appropriate. Gains and losses on derivatives designated as cash flow hedges are recorded in other comprehensive income and reclassified to earnings in a manner that matches the timing of the earnings impact of the hedged transactions. The ineffective portion of all hedges, if any, is recognized currently in earnings. Derivatives used to manage the foreign exchange risk associated with a net investment denominated in another currency are accounted for as a net investment hedge. The effective portion of the hedge will be recorded in the same manner as foreign currency translation adjustment in other comprehensive income. When the investment is dissolved and MEMC recognizes a gain or loss in other expense, the associated hedge gain or loss in other comprehensive income will be reclassified to other expense.

Derivatives not designated as hedging

During 2006, MEMC signed a long-term supply agreement with a customer, Suntech Power Holdings (“Suntech”). At the same time, MEMC received a fully vested, non-forfeitable warrant to purchase common shares of Suntech. The warrant becomes exercisable over a five year period (20% annually) beginning January 1, 2008 and has a five year exercise period from the date each tranche becomes exercisable. The estimated grant date fair value of the warrant was $66.6 million and was recorded to customer warrant with the offset to deferred revenue – long-term. The non-cash transaction was excluded from the consolidated statements of cash flows. Determining the appropriate fair value model and calculating the fair value of the warrant requires the making of estimates and assumptions, including Suntech’s stock price volatility, interest rate, dividends, marketability and expected return requirements. We used a lattice model to determine the warrant’s fair value. The assumptions used in calculating the fair value of the warrant represent our best estimates, but these estimates involve inherent uncertainties and the application of our judgment. The warrant is considered a derivative and is therefore marked to market each reporting period. Accordingly, in 2010, 2009 and 2008, $14.0 million, $(5.4) million and $292.5 million, respectively, was recorded as a decrease/(increase) to other assets – long-term and non-operating (income) expense.

We generally use currency forward contracts to manage foreign currency exchange risk relating to current trade receivables with our foreign subsidiaries and current trade receivables and payables with our customers and vendors denominated in foreign currencies (primarily Japanese Yen and Euro). The purpose of our foreign currency forward contract activities is to protect us from the risk that the dollar net cash flows resulting from foreign currency transactions will be negatively affected by changes in exchange rates. We do not hold or issue financial instruments for speculative or trading purposes.

Gains or losses on our forward exchange contracts, as well as the offsetting losses or gains on the related hedged receivables, are included in non-operating (income) expense in the consolidated statements of operations. Net currency losses on unhedged foreign currency positions totaled $0.5 million, $0.8 million and $3.0 million in 2010, 2009 and 2008, respectively.

Derivatives designated as hedging

In addition to the currency forward contracts purchased to hedge transactional currency risks, we have entered into currency forward contracts to hedge cash flow risks associated with future purchases of raw materials denominated in Euros. Our cash flow hedges are designed to protect against the variability in foreign currency rates between the Euro and U.S. Dollars. We will hedge the foreign currency exposure through the second quarter of 2013 when the final payment on the purchase in Euros is expected to be made. The cash flow hedges are accounted for using hedge accounting.

We are party to six interest rate swap instruments that are accounted for using hedge accounting. The interest rate swaps are used to manage risks generally associated with interest rate price fluctuations. Each contract has been accounted for as a qualifying cash flow hedge in accordance with derivative instrument and hedging activities guidance, whereby changes in the fair market value are reflected as adjustments to the fair value of the derivative instruments as reflected in the accompanying consolidated financial statements. The counterparties to these agreements are financial institutions. The fair values of the contracts are estimated by obtaining quotations from the financial institutions. The fair value is an estimate of the net amount that we would pay on December 31, 2010, if the agreements were transferred to other parties or cancelled by us.

Our previous joint venture with Q-Cells SE, which was not consolidated, is a Euro functional currency entity accounted for under the equity method, in which we invested 72.5 million Euros (approximately $105 million) in 2009. In order to manage the changes in foreign currency and any resulting gain or loss associated with this investment, MEMC entered into a Euro currency forward contract for 70.0 million Euros. The forward contract met all the criteria for hedge accounting and the derivative instrument was effective as an economic hedge of foreign exchange risk associated with the hedged net investment. The effective portion of the hedge was recorded in the same manner as foreign currency translation adjustment in other comprehensive income. During 2010, we recognized a gain of $17.3 million on this hedge and at the same time recognized a foreign currency loss on our investment of $14.3 million. Both amounts were recorded in Other, net on our statement of operations, as the remaining investment in Q-Cells and related forward contract were liquidated in the fourth quarter of 2010. See Note 7 for further discussion.

Translation of Foreign Currencies

We determined the functional currency of each subsidiary based on a number of factors, including the predominant currency for the subsidiary’s expenditures and the subsidiary’s borrowings. When the subsidiary’s local currency is considered its functional currency, we translate its financial statements to U.S. Dollars as follows:

•	Assets and liabilities using exchange rates in effect at the balance sheet date; and

•	Statement of income accounts at average exchange rates for the period.

Adjustments from the translation process are presented in accumulated other comprehensive income (loss) in stockholders’ equity.

Income Taxes

Deferred income taxes arise because of a different tax basis of assets or liabilities between financial statement accounting and tax accounting, which are known as temporary differences. We record the tax effect of these temporary differences as deferred tax assets (generally items that can be used as a tax deduction or credit in future periods) and deferred tax liabilities (generally items for which we receive a tax deduction, but have not yet been recorded in the Consolidated Statements of Operations). We regularly review our deferred tax assets for realizability, taking into consideration all available evidence, both positive and negative, including historical pre-tax and taxable income (losses), projected future pre-tax and taxable income (losses) and the expected timing of the reversals of existing temporary differences. In arriving at these judgments, the weight given to the potential effect of all positive and negative evidence is commensurate with the extent to which it can be objectively verified.

We believe our tax positions are in compliance with applicable tax laws and regulations. Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. Uncertain tax benefits, including accrued interest and penalties, are included as a component of other long-term liabilities because we do not anticipate that settlement of the liabilities will require payment of cash within the next twelve months. The accrual of interest begins in the first reporting period that interest would begin to accrue under the applicable tax law. Penalties, when applicable, are accrued in the financial reporting period in which the uncertain tax position is taken on a tax return. We recognize interest and penalties related to uncertain tax positions in income tax expense, which is consistent with our historical policy. We believe that our income tax liabilities, including related interest, are adequate in relation to the potential for additional tax assessments. There is a risk, however, that the amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in our income tax expense and, therefore, could have a material impact on our tax provision, net income and cash flows. We review our liabilities quarterly, and we may adjust such liabilities due to proposed assessments by tax authorities, changes in facts and circumstances, issuance of new regulations or new case law, negotiations between tax authorities of different countries concerning our transfer prices between our subsidiaries, the resolution of entire audits, or the expiration of statutes of limitations. Adjustments are most likely to occur in the year during which major audits are closed.

It has been our practice to repatriate to the U.S. a portion of the current year earnings of only one of our foreign subsidiaries and provide U.S. income taxes that would be payable for these earnings when distributed to the U.S. Prior to 2009, we considered the undistributed earnings of the other wholly owned foreign subsidiaries to be permanently reinvested into their respective businesses. We did not provide U.S. income taxes for these earnings as we determined that they would not be remitted to the U.S. in the foreseeable future. During 2009, we changed our determination with respect to one of these wholly owned foreign subsidiaries. The undistributed earnings of this subsidiary are expected to be remitted to the United States in the foreseeable future and therefore require the provision of U.S. income tax upon remittance. We plan foreign remittance amounts based on projected cash flow needs as well as the working capital and long-term investment requirements of our foreign subsidiaries and our domestic operations.

We have made our best estimates of certain income tax amounts included in the financial statements. Application of our accounting policies and estimates, however, involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In arriving at our estimates, factors we consider include how accurate the estimate or assumptions have been in the past, how much the estimate or assumptions have changed and how reasonably likely such change may have a material impact.

Stock-Based Compensation

Stock-based compensation expense for all share-based payment awards is based on the estimated grant-date fair value. We recognize these compensation costs net of an estimated forfeiture rate and recognize the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. We recognize stock-based compensation expense for all grants on a straight-line basis over the requisite service period of the entire award for ratable awards. We estimate the forfeiture rate taking into consideration our historical experience during the preceding four fiscal years.

We routinely examine our assumptions used in estimating the fair value of employee options granted. As part of this assessment, we have determined that our historical stock price volatility and historical pattern of option exercises are appropriate indicators of expected volatility and expected term. The interest rate is determined based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the award. We estimate the fair value of options using the Black-Scholes option-pricing model for our ratable and cliff vesting options.

Contingencies

We record contingent liabilities when the amount can be reasonably estimated and the loss is probable.

Shipping and Handling

Costs to ship products to customers are included in marketing and administration expense in the Consolidated Statements of Operations. Amounts billed to customers, if any, to cover shipping and handling are included in net sales. Cost to ship products to customers were $20.7 million, $9.4 million and $11.2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Fair Value Measurements

Fair value accounting guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability, and are based on market data obtained from sources independent of MEMC. Unobservable inputs reflect assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of inputs as follows:

•

Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that MEMC has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Because valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

•

Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly. Valuations for Level 2 assets are prepared on an individual asset basis using data obtained from recent transactions for identical securities in inactive markets or pricing data from similar assets in active and inactive markets.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

We maintain various financial instruments recorded at cost in the December 31, 2010 and 2009 balance sheets that are not required to be recorded at fair value. For these instruments, we used the following methods and assumptions to estimate the fair value:

•

Cash equivalents, restricted cash, accounts receivable and payable, customer deposits, income taxes receivable and payable, short-term borrowings, and accrued liabilities—cost approximates fair value because of the short maturity period; and

•	Long-term debt—fair value is based on the amount of future cash flows associated with each debt instrument discounted at our current borrowing rate for similar debt instruments of comparable terms.

Accounting Standards Updates

In June 2009, the FASB issued an accounting standards update included in ASC 860, Transfers and Servicing, which removes the concept of a qualifying special-purpose entity from previous guidance. This guidance also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. It is effective for fiscal years beginning after November 15, 2009. This guidance was adopted on January 1, 2010 and did not have a material impact on MEMC’s financial position or results of operations.

In June 2009, the FASB issued an accounting standards update included in ASC 810, Consolidation, which amends previous guidance to require an analysis to determine whether a variable interest gives a company a controlling financial interest in a VIE. An ongoing reassessment of financial responsibility is required, including interests in entities formed prior to the effective date of this guidance. This guidance also eliminates the quantitative approach previously required for determining whether a company is the primary beneficiary. It is effective for fiscal years beginning after November 15, 2009. This guidance was adopted on January 1, 2010 and did not have a material impact on MEMC’s financial position or results of operations.

In October 2009, the FASB issued Accounting Standards Update 2009-13 (“ASU 2009-13”), which updates the current guidance pertaining to multiple-element revenue arrangements included in ASC Subtopic 605-25. Under the new guidance, when vendor specific objective evidence or third party evidence of the selling price for deliverables in an arrangement cannot be determined, a best estimate of the selling price is required to separate the deliverables and allocate the arrangement consideration using the relative selling price method. ASU 2009-13 will be effective for our annual reporting period beginning January 1, 2011 and we do not expect the adoption to have a material impact on our consolidated results of operations and financial condition.

In April 2010, the FASB issued Accounting Standards Update 2010-17 (“ASU 2010-17”), which updates the current guidance pertaining to the milestone method of revenue recognition included in ASC Topic 605. ASU 2010-17 will be effective for our annual reporting period beginning January 1, 2011. We do not expect the adoption of ASU 2010-17 to have a material impact on our consolidated results of operations and financial condition.

Supplemental Cash Flow Information

	For the year ended December 31,
	2010	2009	2008
In millions

Supplemental disclosures of cash flow information:

Interest payments, net of amount capitalized	$22.2	$1.4	$1.1

Income taxes (refunded) paid, net	$(9.4)	$38.8	$194.4

Supplemental schedule of non-cash investing and financing activities:

Accounts payable incurred (relieved) for acquisition of fixed assets, including solar energy systems	$138.7	$(13.1)	$(6.9)

Conversion of note payable to equity (see Note 8)	$27.0	$—	$—

Acquisition of SunEdison and Solaicx:

Fair value of assets acquired	$65.2	$508.9	$—

Goodwill	56.4	285.3	—

Liabilities assumed and noncontrolling interests	(19.9)	(479.6)	—

Shares of MEMC common stock issued	—	(45.8)	—

Other non-cash consideration	(26.0)	(79.5)	—

Less: cash acquired	(2.2)	(0.8)	—

Cash paid, net of cash acquired	$73.5	$188.5	$—

3. Acquisitions

Solaicx

On July 1, 2010, we completed the acquisition of 100% of the voting equity of Solaicx, which became a wholly owned subsidiary of MEMC. The GAAP purchase price for Solaicx was $101.7 million, including cash and additional contingent consideration. The contingent consideration consists of cash and MEMC common stock, as elected by certain Solaicx shareholders.

The purchase price was calculated as follows:

In Millions
Cash	$75.7
Contingent consideration	26.0

Total purchase price including estimated contingent consideration	$101.7

Approximately $10.9 million of the cash consideration is currently held in escrow pursuant to the terms of the merger agreement and is reflected in goodwill. The contingent consideration is to be paid to the former Solaicx shareholders if certain operational criteria are met from July 1, 2010 through December 31, 2011. The amount payable is based on Solaicx achieving revenues of at least $60.0 million during such time period, up to a maximum revenue target of $71.8 million, with the payout on a linear basis between those two amounts. This would entitle the former Solaicx shareholders to up to an additional $27.6 million of a combination of cash and MEMC common stock. MEMC has estimated the acquisition date fair value of the contingent consideration at $26.0 million, which reflects a discount at a credit adjusted interest rate for the period of the contingency. That measure is based on significant inputs that are not observable in the market, which U.S. GAAP refers to as Level 3 inputs. Key assumptions include (i) a discount percentage and (ii) a probability adjusted level of revenue achieved by Solaicx during the period between July 1, 2010 and December 31, 2011. The fair value of the contingent consideration is classified as a short term liability because we expect to make the payout within the next 12 months. As of December 31, 2010, the range of outcomes and the assumptions used to develop the estimates have not changed since the date of the acquisition. Future revisions to the estimated fair value of the contingent consideration could be material.

The primary factor which resulted in recognition of goodwill, as well as our primary reason for the acquisition of Solaicx, was that the acquisition would allow us to produce high efficiency monocrystalline solar wafers at competitive costs. All of the goodwill was assigned to the Solar Materials segment and no goodwill will be deductible for U.S. income tax purposes.

The table below represents an allocation of the total consideration to tangible and intangible assets acquired and liabilities assumed from Solaicx based on an estimate of the fair value at the acquisition date.

In Millions
Allocation of the purchase price:
Cash and cash equivalents	$2.2
Other current assets	11.6
Property, plant and equipment, net	30.0
Goodwill	56.4
Intangible assets	21.0
Other noncurrent assets	0.4
Current liabilities	(12.2)
Long-term debt and capital leases (excluding current portion)	(1.3)
Other long-term liabilities	(6.4)

Total purchase price	$101.7

Acquisition related costs of $1.9 million were included in marketing and administration expense and the amount of Solaicx’s loss of $11.2 million was included in the consolidated statement of operations for the year ended December 31, 2010 and was dilutive to earnings per share. The amount of Solaicx’s revenue included in the consolidated statement of operations for the same period was not material. See a description of intangible assets in Note 13.

Upon acquisition, Solaicx had net operating losses that will be realizable on MEMC’s consolidated U.S. tax return, subject to annual Internal Revenue Code Section 382 limitations. At December 31, 2010, we have deferred tax assets attributable to these Solaicx net operating loss carry forwards of $28.7 million and a corresponding valuation allowance of $28.7 million, reducing the net deferred tax asset for net operating losses to zero.

As of December 31, 2010, management has completed the purchase accounting valuation for this transaction and any future adjustments due to changes of the assumptions used to calculate the fair value of certain assets and liabilities including, but not limited to, inventory, fixed assets, intangible assets, deferred taxes and resulting goodwill, will be reflected in the statement of operations.

The following table reflects the 2010 and 2009 unaudited pro forma operating results of MEMC as if the Solaicx acquisition had been completed as of the beginning of each respective period.

	For the year ended December 31,
	2010	2009
In Millions, except per share amounts
Net sales	$2,243.5	$1,168.3
Net income (loss) attributable to MEMC stockholders	$22.0	$(99.9)
Basic income (loss) per share	$0.10	$(0.45)
Diluted income (loss) per share	$0.10	$(0.45)

SunEdison

On November 20, 2009, we completed the acquisition of SunEdison in order to expand the scope of MEMC’s solar related operations. SunEdison is a developer of solar power projects and a solar energy provider. As a result of the acquisition, SunEdison became a wholly owned subsidiary of MEMC Holdings Corporation, which is a wholly owned subsidiary of MEMC. The U.S. GAAP purchase price for SunEdison was $314.6 million, including cash, MEMC common stock and additional consideration.

The purchase price was calculated as follows:

In Millions

Cash and payables	$191.8

Shares of MEMC common stock (a)	45.8

Contingent consideration	77.0

Total purchase price including estimated contingent consideration	$314.6

(a)	The value was based upon the issuance of 3.8 million common shares and the closing price of MEMC’s common stock at November 20, 2009, the date of acquisition, or $12.08.

The contingent consideration was to be paid to the former SunEdison unit holders if certain operational criteria were met from January 1, 2010 through December 31, 2010. As of December 31, 2010, we have recorded $80.2 million of contingent consideration, which is the maximum payout under the agreement. This liability was paid on February 1, 2011 for a combination of $55.7 million in cash and the issuance of 2.1 million shares of MEMC common stock.

Approximately $21.0 million of the cash consideration and $6.4 million of the share consideration otherwise payable to the SunEdison unit holders is currently held in escrow pursuant to the terms of the acquisition agreement pending resolution of certain indemnity claims made by the Company against the escrow. No benefit has been recognized in the financial statements as of December 31, 2010 pending resolution of the claim.

The principal factors that resulted in recognition of goodwill as well as our primary reasons for the acquisition of SunEdison were: (i) partnering with SunEdison should enable the build-up of solar energy system backlog with price certainty for materials cost and (ii) downstream knowledge of solar system demand and pricing should allow our Materials Business to make capital investments with known future volumes. All of the goodwill was assigned to the Solar Energy segment. We expect that approximately $224.5 million of goodwill will be deductible for tax purposes.

The table below represents an allocation of the total consideration to tangible and intangible assets acquired and liabilities assumed from SunEdison based on an estimate of the fair value at the acquisition date:

In Millions
Allocation of the purchase price:

Cash and cash equivalents	$0.8

Other current assets	106.4

Property, plant and equipment, net	325.6

Goodwill	285.3

Intangible assets	42.2

Other noncurrent assets	33.9

Current liabilities	(167.7)

Long-term debt and capital leases (excluding current portion)	(297.4)

Other long-term liabilities	(7.8)

Noncontrolling interests	(6.7)

Total purchase price	$314.6

Acquisition related costs of $2.5 million were included in marketing and administration expense for the year ending December 31, 2009. The amount of SunEdison’s revenue and loss included in the consolidated statement of operations for the year ended December 31, 2009 was not material. See a description of intangible assets in Note 13.

As of December 31, 2010, management has completed the purchase accounting valuation for this transaction and any future adjustments due to changes of the assumptions used to calculate the fair value of acquisition related assets and liabilities will be reflected in the consolidated statement of operations.

The following table reflects the 2009 and 2008 unaudited pro forma operating results of MEMC as if the SunEdison acquisition had been completed as of January 1, 2009 and 2008, respectively.

	For the year ended December 31,
	2009	2008

In Millions

Net sales, except per share amounts	$1,266.4	$2,052.4

Net (loss) income attributable to MEMC stockholders	$(94.5)	$292.1

Basic (loss) income per share	$(0.42)	$1.26

Diluted (loss) income per share	$(0.42)	$1.25

4. RESTRUCTURING AND IMPAIRMENT CHARGES

In order to better align manufacturing capabilities to projected demand, MEMC committed to workforce reductions during the second quarter of 2008 (the “2008 Plan”) and again in the first and second quarters of 2009 (the “2009 Global Plan”) related to the Semiconductor Materials segment. In September 2009, MEMC committed to actions to reduce manufacturing costs by shifting manufacturing from our St. Peters, Missouri and Sherman, Texas facilities to other locations which are closer to a number of MEMC’s customers in the Asia Pacific region (the “2009 U.S. Plan”). MEMC has provided and paid severance benefits to those terminated under the 2008 Plan and the 2009 Global Plan and will provide severance benefits to those employees who will be terminated under the 2009 US Plan. The 2008 Plan and the 2009 Global Plan were completed by September 30, 2008 and June 30, 2009, respectively. We expect the 2009 U.S. Plan to be completed in 2012.

Details of 2010 expenses related to the 2009 U.S. Plan are set out in the following table:

	Accrued, January 1, 2010	Year-to-Date Restructuring Charges	Cash Payments	Accrued, December 31, 2010	As of December 31, 2010
					Cumulative Costs Incurred	Total Costs Expected to be Incurred
In millions

2009 U.S. Plan

Severance and other employee benefits	$15.2	$2.1	$(1.1)	$16.2	$18.2	$21.0
Asset move costs	—	3.2	(3.2)	—	3.2	20.3
Contract termination	—	—	—	—	—	3.0
Infrastructure costs	—	—	—	—	—	4.0

Total	$15.2	$5.3	$(4.3)	$16.2	$21.4	$48.3

Details of 2009 expenses related to the 2009 Global and U.S. Plans are set out in the following table:

						As of December 31, 2009
	Accrued, January 1, 2009	Year-to-Date Restructuring Charges	Cash Payments	Adjustments(1)	Accrued, December 31, 2009	Cumulative Costs Incurred	Total Costs Expected to be Incurred
In millions

2009 Global Plan

Restructuring and impairment costs:

Severance and other employee benefits	$—	$12.5	$(12.3)	$(0.2)	$—	$12.0	$12.0

Settlement and curtailment loss, net (Note 18)	—	0.3	(0.3)	—	—	0.3	0.3

2009 US Plan

Restructuring and impairment costs:

Severance and other employee benefits	—	16.1	(0.9)	—	15.2	16.1	19.0

Asset move costs	—	—	—	—	—	—	20.3

Contract termination	—	—	—	—	—	—	5.8

Infrastructure costs	—	—	—	—	—	—	3.7

Total	$—	$28.9	$(13.5)	$(0.2)	$15.2	$28.4	$61.1

(1)	Includes foreign currency related adjustments.

Long-lived Asset Impairment

Due to the significance of the actions announced as part of the 2009 U.S. Plan discussed above, we performed an asset impairment analysis of our St. Peters, Missouri and Sherman, Texas long-lived manufacturing asset groups during the third quarter of 2009. In order to determine the amount of impairment, we estimated the fair value of our asset groups using discounted expected cash flows. Accordingly, we recorded asset impairment charges of $24.6 million in the third quarter of 2009 related to these asset groups. These charges were recorded in restructuring and impairment costs in our consolidated statements of operations.

5. ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income, net of tax, were as follows:

	As of December 31,
	2010	2009
In millions

Accumulated net translation adjustment	$46.9	$31.3

Net unrealized gain on available-for-sale securities	28.7	31.9

Cumulative effect of adoption of accounting principle related to other-than-temporary impairment on investments	—	(0.3)

Net actuarial loss, prior service credit, and transition obligation (net of $13.5 and $16.0 tax in 2010 and 2009, respectively)	(32.3)	(31.7)

(Loss) gain on mark to market for cash flow hedges	(9.2)	1.8

Total accumulated other comprehensive income	$34.1	$33.0

6. FAIR VALUE MEASUREMENTS

Fair Value Measurements and Investments

The following table summarizes the financial instruments measured at fair value on a recurring basis in the accompanying consolidated balance sheets:

	As of December 31, 2010				As of December 31, 2009
Assets (liabilities) in millions	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Available for sale investments	$—	$41.1	$—	$41.1	$110.8	$93.3	$11.6	$215.7

Trading investments	—	—	—	—	—	—	38.4	38.4

Auction rate securities right	—	—	—	—	—	—	2.0	2.0

Suntech warrant	—	—	5.2	5.2	—	—	19.2	19.2

Interest rate swaps and options thereon	—	(4.3)	—	(4.3)	—	0.8	—	0.8

Currency forward contracts	(7.0)	—	—	(7.0)	3.3	—	—	3.3

Other derivatives	—	—	1.6	1.6	—	—	—	—

Contingent consideration related to acquisition of SunEdison and Solaicx	(80.2)	—	(26.2)	(106.4)	—	—	(77.4)	(77.4)

	$(87.2)	$36.8	$(19.4)	$(69.8)	$114.1	$94.1	$(6.2)	$202.0

The Suntech warrant consists of a fully vested, non-forfeitable warrant to purchase common shares of Suntech, a customer, which was received at the time that MEMC signed a long-term supply agreement with Suntech. We used a lattice model to determine the fair value of the Suntech warrant. Determining the appropriate fair value model and calculating the fair value of the warrant requires the making of estimates and assumptions, including Suntech’s stock price volatility, interest rate, dividends, marketability and expected return requirements. The Suntech warrant is considered a derivative and, accordingly, changes in the value of the warrant are recorded in non-operating (income) expense. The notional amount of the warrant was $205.8 million as of December 31, 2010 and 2009.

We acquired less than 10% of the common stock of a customer (“Gintech”) at the same time as the execution of a long-term supply agreement with that customer. This investment is accounted for at fair value and is classified as a long-term available-for-sale investment.

The carrying amount of our outstanding short-term debt, long-term debt and capital lease obligations at December 31, 2010 and 2009 was $682.7 million and $416.6 million, respectively. The estimated fair value of that debt and capital lease obligations was $510.4 million and $413.2 million, respectively, at December 31, 2010 and 2009. Fair value is calculated using a discounted cash flow model with consideration for our non performance risk. A large portion of our debt relates to solar energy system financing at SunEdison.

The fair value of our currency forward contracts is measured by the amount that would have been paid to liquidate and repurchase all open contracts and was a liability of $7.0 million and an asset of $3.3 million at December 31, 2010 and 2009, respectively. See further disclosures in Note 7.

We have estimated the fair value of the contingent consideration for Solaicx at $26.2 million, which reflects a discount at a credit adjusted interest rate for the period of the contingency. That measure is based on significant inputs that are not observable in the market, which U.S. GAAP refers to as Level 3 inputs. Key assumptions include (i) a discount percentage and (ii) a probability adjusted level of revenue achieved by Solaicx during the period between July 1, 2010 and December 31, 2011. As of December 31, 2010, we recorded $80.2 million of contingent consideration for SunEdison. This liability was paid on February 1, 2011 for a combination of $55.7 million in cash and the issuance of 2.1 million shares in MEMC common stock. That measure was based on the cash amount and the stock price at the date of issuance, which U.S GAAP refers to as Level 1 inputs.

There were no transfers out of Level 1 and Level 2 financial instruments during the year ended December 31, 2010 other than sales of $110.8 million and $52.5 million, respectively. There was a transfer into Level 1 of $80.2 million for the SunEdison contingent consideration as of December 31, 2010, because the fair value of the stock issued was based on the closing price of our stock, which is actively traded and considered a Level 1 input. There were no transfers into Level 2 financial instruments during the year ended December 31, 2010. The following table summarizes changes in Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2010 and 2009:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
In millions	Available for Sale Investments	Trading Investments	Auction Rate Securities Right	Suntech Warrant	Contingent consideration related to the acquisitions of SunEdison and Solacix	Other Derivatives	Total

Balance at December 31, 2008	$22.8	$44.1	$6.2	$13.8	$—	$—	$86.9

Total unrealized gains (losses) included in earnings	(2.3)	5.2	(4.2)	5.4	(0.4)	—	3.7

Total unrealized losses included in other comprehensive income, net	(9.1)	—	—	—	—	—	(9.1)

Purchases, sales, redemptions and maturities	(9.7)	(10.9)	—	—	(77.0)	—	(97.6)

Transfers to Level 3, net	9.9	—	—	—	—	—	9.9

Balance at December 31, 2009	$11.6	$38.4	$2.0	$19.2	$(77.4)	$—	$(6.2)

Total unrealized gains (losses) included in earnings	—	0.5	(1.8)	(14.0)	(3.0)	—	(18.3)

Total unrealized losses included in other comprehensive income, net	0.2	—	—	—	—	—	0.2

Purchases, sales, redemptions and maturities	(9.2)	(38.9)	(0.2)	—	(26.0)	1.6	(72.7)

Transfers out of Level 3, net	(2.6)	—	—	—	80.2	—	77.6

Balance at December 31, 2010	$—	$—	$—	$5.2	$(26.2)	$1.6	$(19.4)

The amount of total gains (losses) in 2009 included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held December 31, 2009	$(2.3)	$5.2	$(4.2)	$5.4	$(0.4)	$—	$3.7

The amount of total gains (losses) in 2010 included in earnings attributable to the change in unrealized gains (losses) relating to assets and liabilities still held December 31, 2010	$—	$—	$—	$(14.0)	$(3.0)	$—	$(17.0)

Valuations of our Level 3 trading and available for sale financial instruments were performed using a discounted cash flow model which involved making assumptions about expected future cash flows based on estimates of current market interest rates. Our models include estimates of market data, including yields or spreads of trading instruments that are believed to be similar or comparable, when available, and assumptions that are believed to be reasonable on nonobservable inputs. Such assumptions include the tax status (taxable vs. tax-exempt), type of security (type of issuer, collateralization, subordination, etc.), credit quality, duration, likelihood of redemption, insurance coverage and degree of liquidity in the current credit markets.

7. DERIVATIVES AND HEDGING INSTRUMENTS

To mitigate financial market risks of foreign currency exchange rates, we utilize currency forward contracts. We do not use derivative financial instruments for speculative or trading purposes. We generally hedge transactional currency risks with currency forward contracts. As of December 31, 2010 and December 31, 2009, these currency forward contracts had net notional amounts of $78.7 million and $113.9 million respectively. Gains and losses on these foreign currency exposures are generally offset by corresponding losses and gains on the related hedging instruments, reducing the net exposure to MEMC. A substantial portion of our revenue and capital spending is transacted in U.S. Dollars. However, we do enter into transactions in other currencies, primarily the Euro, the Japanese Yen, and certain other Asian currencies. To protect against reductions in value and volatility of future cash flows caused by changes in foreign exchange rates, we have established transaction-based hedging programs. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements. At any point in time we may have outstanding contracts with several major financial institutions for these hedging transactions. Our maximum credit risk loss with these institutions is limited to any gain on our outstanding contracts.

In addition to the currency forward contracts purchased to hedge transactional currency risks, we have entered into currency forward contracts during 2010 to hedge cash flow risks associated with future purchases of raw materials denominated in Euros. Our cash flow hedges are designed to protect against the variability in foreign currency rates between the Euro and U.S. Dollars. We will hedge the foreign currency exposure through the fourth quarter of 2013 when the final payment on the purchase in Euros is expected to be made. The cash flow hedges are accounted for using hedge accounting. The notional amount of the currency forward contracts designated and accounted for as cash flow hedges as of December 31, 2010 was $377.3 million. At December 31, 2010, we had an $8.6 million loss in accumulated other comprehensive income, which represents the fair value of the effective portion of our cash flow hedges for currency forward contracts. After the raw materials have been moved to finished goods and sold to external customers the gain or loss on the hedge will be recognized into cost of goods sold. Based on the fair value of $8.6 million at December 31, 2010, we expect $0.4 million of gain to be reclassified into cost of goods sold within the next twelve months for our currency forward contracts designated as effective cash flow hedges. No ineffectiveness was recognized in 2010.

We are party to six interest rate swap instruments that are accounted for using hedge accounting. These instruments are used to hedge floating rate debt and are accounted for as cash flow hedges. Under the swap agreements, MEMC pays the fixed rate and the counterparties to the agreements pay MEMC a floating interest rate based on the table below. The counterparties to these agreements are financial institutions. The estimated fair value recorded to the balance sheet as provided in the table below is an estimate of the net amount that MEMC would settle on December 31, 2010, if the agreements were transferred to other third parties or cancelled by MEMC. The effective portion of these hedges as of the year ended December 31, 2010 and 2009 was a loss of $5.3 million and a gain of $0.8 million, respectively, and was recorded to other comprehensive income. Ineffectiveness of $0.2 million was recorded in 2010. No ineffectiveness was recorded in 2009.

	Notional Amount (in millions)	Fixed Rate	Variable Rate	Termination Date	Assets (Liabilities) Fair Value at December 31, 2010
					Dollars in millions
Interest rate swap #1	4.6 Euros	5.1%	Euribor plus 1.5%	6/30/2023	$(0.9)

Interest rate swap #2	1.9 Euros	5.1%	Euribor plus 1.5%	6/30/2023	(0.4)

Interest rate swap #3	35.4 Canadian Dollars	3.3%	Canadian Deposit Offering Rate	6/5/2028	0.7

Interest rate swap #4	32.0 Canadian Dollars	4.2%	Canadian Deposit Offering Rate	12/29/2028	(1.7)

Interest rate swap #5	30.8 Canadian Dollars	4.2%	Canadian Deposit Offering Rate	12/29/2028	(1.6)

Interest rate swap #6	39.3 Canadian Dollars	4.2%	Canadian Deposit Offering Rate	7/31/2029	(1.6)

					$(5.5)

Our unconsolidated joint venture with Q-Cells SE (“Q-Cells”) is a Euro functional currency entity accounted for under the equity method, in which we invested 72.5 million Euros (approximately $105 million) in 2009. In order to manage the changes in foreign currency and any resulting gain or loss associated with this investment, MEMC entered into a Euro currency forward contract for 70.0 million Euros. We received 63.5 million Euros (approximately $77 million) of our investment in the second quarter of 2010 and at the same time reduced our net investment hedge to the remaining equity investment balance. During the fourth quarter of 2010 we received the remaining balance of our investment of 5.8 million Euros (approximately $8 million). During 2010, we recognized a gain of $17.3 million on this hedge and at the same time recognized a foreign currency loss on our investment of $14.3 million. Both amounts were recorded in Other, net on our statement of operations. No ineffectiveness was recognized during 2010.

Suntech warrant consists of a fully vested, non-forfeitable warrant to purchase common shares of Suntech, a customer, which was received at the time that MEMC signed a long-term supply agreement with Suntech. The Suntech warrant exposes MEMC to equity price risk.

MEMC’s hedging activities consist of:

		Assets (Liabilities or Equity) Fair Value
In millions	Balance Sheet Location	As of December 31, 2010	As of December 31, 2009

Derivatives designated as hedging:

Interest rate swaps	Accrued liabilities	$(6.2)	$(1.2)

Interest rate swaps	Prepaid and other current assets	$0.7	$2.0

Interest rate swaps	Accumulated other comprehensive income	$2.4	$(1.8)

Net investment hedge	Prepaid and other current assets	$—	$3.6

Net investment hedge	Accumulated other comprehensive income	$—	$(3.6)

Currency forward contracts	Accrued liabilities	$(8.6)	$—

Currency forward contracts	Accumulated other comprehensive income	$8.6	$—

Derivatives not designated as hedging:

Suntech warrant	Customer warrant	$5.2	$19.2

Currency forward contracts	Prepaid and other current assets	$2.1	$0.8

Currency forward contracts	Accrued liabilities	$(0.5)	$(4.1)

Other derivatives	Prepaid and other current assets	$1.2	$—

Other derivatives	Other assets	$1.6	$—

In millions	Statement of Operations Location	(Gains) Losses 2010	(Gains) Losses 2009

Derivatives not designated as hedging:

Suntech warrant	Decrease (increase) in fair value of warrant	$14.0	$(5.4)

Currency forward contracts	Other, net	$1.3	$0.8

8. INVESTMENTS

Equity Method Investments

First Reserve Agreement

In May 2010, SunEdison entered into an agreement with First Reserve Corporation (“First Reserve”) to establish an entity to provide for the purchase of solar energy systems (the “First Reserve Partnership”). The initial equity commitment of up to $167 million for the entity will be contributed by First Reserve and SunEdison over time in proportion to each party’s ownership interest of 90.1% and 9.9%, respectively. SunEdison accounts for its 9.9% non-controlling interest in the First Reserve Partnership under the equity method.

Solar energy systems are planned to be sold to the First Reserve Partnership based on acceptance by the entity. In addition, SunEdison may enter into separate operations and maintenance agreements with the entity related to the projects. During 2010, SunEdison has contributed $10.8 million to the partnership, received $2.0 million in distributions, and has eliminated $0.8 million of profit on sales recognized to the partnership representing its ownership interest. SunEdison’s investment in the partnership is $8.0 million as of December 31, 2010.

As of December 31, 2010, SunEdison has executed solar energy system project sales agreements with the First Reserve Partnership, including a 70MW solar energy system located in Italy (the “Rovigo Plant”) completed in the fourth quarter 2010, for a total contract value of approximately 289 million Euros (approximately $383 million).

We determined that the executed sale agreements for all projects transacted with the First Reserve Partnership are in substance the sale of real estate and we account for these transactions in accordance with our revenue recognition policy for solar energy system sales involving real estate. See Note 2 for our revenue recognition policies. During the fourth quarter of 2010, the Company met the requirements to recognize the sale of the Rovigo plant and record sales of 215.9 million Euros (approximately $285 million) and profit deferrals of $62.5 million for system performance and uptime guarantees under real estate accounting.

The executed agreements for the sale of the other projects to the First Reserve Partnership contain a termination provision allowing the First Reserve Partnership the right to reject the solar energy system if SunEdison is in breach of the contract. Consequently, these transactions are being accounted for under the financing method until the right to reject the systems has expired and such sales have been consummated. As of December 31, 2010, the Company has collected $17.7 million representing the full contract value under the agreements, which is reported in long-term solar energy system financings on the consolidated balance sheet. At the point that profit is recognized the Company will eliminate profit on these sales for our ownership interest in the First Reserve Partnership by reducing revenue, cost of goods sold and our investment account.

Zhenjiang Huantai (formerly Jiangsu Huantai) Joint Venture

In May 2010, we entered into an equity method joint venture with Zhenjiang Huantai Silicon Science Ltd. Co. (formerly Jiangsu Huantai Group Co. Ltd) for the manufacture of multicrystalline ingots and wafers in Yangzhong City, Jiangsu Province, China (the “Zhenjiang Huantai JV”). The Zhenjiang Huantai JV will manufacture and supply silicon solar wafers to MEMC Singapore and other customers in the Chinese and international markets. MEMC’s ownership of the joint venture is 49.82% and Zhenjiang Huantai Silicon Science Ltd Co. will own 50.18%. During 2010, MEMC contributed $9.9 million to the joint venture as equity investment and provided $27.0 million cash in the form of a note payable which was subsequently converted into equity investment. The agreement requires that MEMC contribute an additional $17.8 million within the next two years, the timing of which is to be decided by the board of directors of the joint venture at a later date. Subsequent to December 31, 2010, MEMC made a contribution of $15.0 million.

Investments Recorded at Fair Value

		Gross Unrealized Gains/(Losses) and Other-than- temporary Impairments Recorded in Earnings(1)	Other-than- temporary Impairments in Accumulated Other Comprehensive Income (Loss)(2)	Unrealized Gains/(Losses) in Other Comprehensive Income		Fair Value of Investments in Unrealized Loss Positions with no Recognized Losses	Unrealized Losses on Investments in Unrealized Loss Positions with no Recognized Losses
	Cost				Fair Value		Greater than twelve months	Less than twelve months
In millions

As of December 31, 2010:

Available for sale securities:

Equity investment securities	$12.4	$—	$—	$28.7	$41.1	$—	$—	$—

As of December 31, 2009:

Trading securities:

Auction rate securities	$40.5	$(2.1)	$—	$—	$38.4	$—	$—	$—

Available for sale securities:

Fixed Income Funds	97.5	7.7	—	5.6	110.8	—	—	—

Corporate debt securities	33.1	(9.7)	1.2	(1.6)	23.0	9.4	(1.6)	—

Asset-backed securities	19.2	(2.2)	0.1	(0.2)	16.9	16.7	(0.2)	—

Mortgage-backed securities	30.8	(4.6)	(1.6)	(0.5)	24.1	20.9	(0.5)	—

Equity investment securities	12.4	—	—	28.6	41.0	—	—	—

	193.0	(8.8)	(0.3)	31.9	215.8	47.0	(2.3)	—

Total	$233.5	$(10.9)	$(0.3)	$31.9	$254.2	$47.0	$(2.3)	$—

(1)	Gross unrealized gains/(losses) were recorded to non-operating (income) expense in the consolidated statements of operations. The gains on fixed income funds relate to dividends earned and reinvested.
(2)

Represents the cumulative effect of adoption of accounting principle related to other-than-temporary impairments on investments. This required a reclassification of the non-credit related portion of changes in fair value of our investments to other comprehensive income previously recorded in our statement of operations.

The carrying value of short-term and long-term investments consists of the following:

	As of December 31, 2010	As of December 31, 2009
In millions

Items measured at fair value on a recurring basis	$41.1	$254.2

Equity method investments	46.1	101.6

Time deposits	0.1	4.6

Equity investments at cost	23.1	23.1

Total investments	110.4	383.5

Less: short-term investments	0.1	85.9

Non-current investments	$110.3	$297.6

There have been no identified events or circumstances that would have an adverse effect on our cost method investments as of December 31, 2010. As a result, these continue to be recorded at cost.

As of December 31, 2009, we held $110.8 million in fixed income funds, net of temporary gains of $5.6 million. During 2010, we sold the remaining investments related to fixed income funds and recorded gains of $7.0 million.

As of December 31, 2009, we held $64.0 million of investments in a portfolio of asset-backed, mortgage-backed and corporate debt securities, net of temporary impairments of $2.3 million and other-than-temporary impairments of $16.8 million, of which $0.3 million was related to non-credit losses. During 2010, we sold the remaining investments. As a result we recorded a net loss of $2.0 million in the second quarter of 2010.

As of December 31, 2009, we held $38.4 million of short-term investments related to auction rate securities (“ARS”), net of unrealized losses of $2.1 million. During November 2008, we accepted an offer from our investment broker to receive an ARS right (the “ARS Right”) that would substantially ensure recovery to par of our ARS. At the same time, we reclassified the ARS from the available-for-sale category to trading. Accordingly, all changes in fair value were recorded to non-operating (income) expense, other and cash receipts were recorded as cash provided by operating activities. During 2010, we sold the remaining short-term investments related to ARS under this right at cost resulting in no gain or loss.

Our investments measured at fair value at December 31, 2010, is comprised only of our investment in equity securities of a customer’s common stock (Gintech) acquired in connection with the execution of a long-term supply agreement. This investment is accounted for at fair value and is classified as a long-term available-for-sale investment.

When the fair value of an investment is less than our cost basis, we evaluate the nature of the investment based on current and expected future market conditions, the duration of impairments, the extent to which fair value is less than cost, historical volatility of the security, the financial condition and near term prospects of the issuer, and our ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value. During 2009 and 2008, we recorded other than temporary impairments of $2.3 million and $14.5 million, respectively, on our available for sale investments. There were no other than temporary impairments in 2010. For the impairments a discounted cash flow analysis was used to calculate the credit loss associated with the impairment considering current repayment of principal and interest as compared to the stated amortization schedule, default rates (if any), subordination level of the security within the structure and collateral ratios. For floating rate securities, the current coupon rate was used as the discount rate and for fixed rate securities; the original coupon rate was used as the discount rate.

The following table presents the changes in other-than-temporary impairments recognized in earnings during the year ended December 31, 2009:

In millions	Total

Amount of other-than-temporary impairments on debt securities held at December 31, 2008	$14.5

Other-than-temporary impairment recognized during the three months ended March 31, 2009	2.3

Non-credit component of other-than-temporary impairment reclassified to accumulated other comprehensive loss on April 1, 2009 in conjunction with cumulative effect transition adjustment	(0.3)

Amount of other-than-temporary impairments recognized in retained earnings on debt securities held at December 31, 2009	$16.5

9. CREDIT CONCENTRATION

Our customers fall into four categories: (i) semiconductor device and solar cell and module manufacturers, (ii) commercial customers, which principally include private equity firms, large, national retail chains and real estate property management firms; (iii) federal, state and municipal governments; and (iv) utilities. Our customers are located in various geographic regions including North America, Europe and the Asia Pacific region and are generally well capitalized, and the concentration of credit risk is considered minimal. For our solar energy systems, we typically collect the full sales proceeds upon final close and transfer of the system. Sales to specific customers exceeding 10% of consolidated net sales for the years ended December 31 were as follows:

	2010		2009		2008

Customer A (Solar Energy segment)	12.7%		—		—

Customer B (Solar Materials segment)	12.1%		23.2%		14.6%

Customer C (Semiconductor Materials segment)	[1	]	[1	]	13.0%

Customer D (Solar Materials segment)	[1	]	[1	]	10.4%

[1]	Less than 10% of consolidated net sales.

In January 2011, one long-term solar wafer customer did not make a scheduled increased payment in connection with the 2011 refundable capacity reservation deposit or renew a required 2011 letter of credit under the agreement in an attempt to renegotiate price and other terms under the agreement. We have ceased shipments to this customer pending resolution of these issues.

10. INVENTORIES

Inventories consist of the following:

	As of December 31,
	2010	2009
In millions

Raw materials and supplies	$104.8	$43.9

Goods and work in process	58.0	38.4

Finished goods	51.8	58.2

	$214.6	$140.5

SunEdison inventories, of $55.3 million at December 31, 2010 and $0 at December 31, 2009, consist of raw materials not allocated to a solar energy system. Included in the table above at December 31, 2010, we had $25.0 million of finished goods inventory held on consignment, compared to $18.9 million at December 31, 2009.

11. SOLAR ENERGY SYSTEMS HELD FOR DEVELOPMENT AND SALE

Solar energy systems held for development and sale consist of the following:

	As of December 31,
	2010	2009
In millions

Under development	$68.8	$20.3

Systems held for sale	168.7	—

	$237.5	$20.3

See Note 2 for a discussion of solar energy systems held for development and sale.

12. PROPERTY, PLANT AND EQUIPMENT (INCLUDING CONSOLIDATED VIEs)

Property, plant and equipment consists of the following:

	As of December 31,
	2010	2009
In millions

Land	$6.4	$7.3

Software	29.1	27.4

Buildings and improvements	270.3	198.1

Machinery and equipment	1,571.3	1,268.9

Solar energy systems	493.3	341.8

	2,370.4	1,843.5

Less accumulated depreciation	(708.9)	(574.2)

	1,661.5	1,269.3

Construction in progress – Semiconductor and Solar Materials	283.4	187.7

Construction in progress – Solar energy systems	88.6	8.6

	$2,033.5	$1,465.6

13. GOODWILL AND INTANGIBLE ASSETS

Our goodwill was recorded as part of our purchase of SunEdison on November 20, 2009 and the Solaicx acquisition on July 1, 2010 as described in Note 2. These purchases also resulted in acquiring certain intangible assets. The carrying values of goodwill and intangible assets at December 31, 2010 and December 31, 2009 are as follows:

	Weighted Average Amortization Period	Gross Carrying Amount		Accumulated Amortization or Allocated to Solar Energy System		Net Carrying Amount
Dollars in millions		December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Goodwill:
SunEdison		$286.3	$285.3	$—	$—	$286.3	$285.3
Solaicx		56.4	—	—	—	56.4	—

Total goodwill		$342.7	$285.3	$—	$—	$342.7	$285.3
Amortizable intangible assets:
Favorable energy credits	7	$14.2	$14.2	$(3.2)	$(0.3)	$11.0	$13.9
Customer relationships(1)	6	5.4	4.7	(0.8)	—	4.6	4.7
Trade name	15	4.1	4.0	(0.3)	—	3.8	4.0
Internally developed software	3	1.3	1.3	(0.5)	(0.1)	0.8	1.2
Developed technology(1)	5	20.0	—	(1.3)	—	18.7	—
Customer sales backlog(1)	1	0.4	—	(0.2)	—	0.2	—

Total amortizable intangible assets		$45.4	$24.2	$(6.3)	$(0.4)	$39.1	$23.8
Indefinite lived assets:
In-process technology(1)	Indefinite	$0.3	$—	$—	$—	$0.3	$—
Power plant development arrangements(2)	Indefinite	18.0	18.0	(4.9)	—	13.1	18.0
Total indefinite lived assets		$18.3	$18.0	$(4.9)	$—	$13.4	$18.0

Total goodwill and intangible assets		$406.4	$327.5	$(11.2)	$(0.4)	$395.2	$327.1

(1)

These intangibles represent the amounts acquired in the Solaicx acquisition described in Note 2. Included within the customer relationships amount are $0.3 million for Solaicx and $5.1 million for the SunEdison acquisition. The useful life for in-process technology will be determined once the research and development process is complete and at that time amortization of the asset will begin.

(2)

Power plant development arrangements are allocated to the solar energy system (fixed assets or inventory) upon completion of the related solar energy systems stemming from the backlog at the date of acquisition.

In 2010, 2009 and 2008, we recognized amortization expense of $5.9 million, $0.4 million, and $0 million, respectively. We expect to recognize annual amortization expense as follows:

	2011	2012	2013	2014	2015
In millions

Amortization	$12.8	$9.2	$7.3	$3.5	$1.2

As of December 31, 2010 we have not recorded any impairments related to goodwill or intangible assets.

14. DEBT AND CAPITAL LEASE OBLIGATIONS

We have short-term committed financing arrangements renewable annually of approximately $66.5 million at December 31, 2010, of which there were no short-term borrowings outstanding at December 31, 2010. Of the $66.5 million committed short-term financing arrangements, $34.5 million is unavailable because it relates to the issuance of third party letters of credit. Interest rates are negotiated at the time of the borrowings.

We have long-term committed financing arrangements of approximately $302.3 million at December 31, 2010, of which $24.0 million is outstanding. Of the $302.3 million committed long-term financing arrangements, $124.7 million is unavailable because it relates to the issuance of third party letters of credit. We pay commitment fees of up to 1.0 percent on the committed loan agreements.

Our solar energy systems for which we have short-term debt, capital lease and finance obligations are included in separate legal entities. The short-term debt, capital lease and finance obligations of $33.6 million, $125.7 million and $495.9 million, respectively, except for $36.7 million of finance obligations, have recourse to those separate legal entities but no recourse to the MEMC parent or SunEdison parent under the terms of the applicable agreements. The recourse finance obligations above are fully collateralized by the related solar energy system assets. These obligations may also include limited guarantees by the MEMC parent or SunEdison parent legal entities related to operations, maintenance and certain indemnities.

Debt (including consolidated VIEs) and capital leases outstanding consist of the following:

	As of December 31, 2010	As of December 31, 2009
In millions
Short-term debt:
Solar energy systems, weighted average interest rate of 6.13%	$33.6	$—

Long-term debt and capital leases:
Solar energy systems:
Capital lease obligations	$125.7	$140.9
Finance obligations	495.9	245.1
Long-term notes	24.0	25.4
Capital leases for equipment and other debt	3.5	5.2

Total long-term debt and capital leases	649.1	416.6
Less current portion	38.5	32.2

Long-term portion	$610.6	$384.4

Short-term debt – Solar Energy Systems

In the first nine months of 2010, a commercial bank acquired a 50% ownership a certain SunEdison project entity which SunEdison consolidates. The bank had provided debt financing for the construction phase of a solar energy system, with an outstanding balance at December 31, 2010 of $21.2 million. The financing obligation was repaid upon the sale of the project entity, which occurred in January of 2011.

On December 17, 2010, SunEdison entered into a construction financing revolving credit agreement that is non recourse to the MEMC parent and SunEdison parent. The agreement provides for a $50.0 million revolving credit facility for construction of solar energy systems and has a term of three years. Interest on borrowings under the agreement will be based on election at LIBOR plus an applicable margin (currently 4.00%) or at a defined prime rate plus an applicable margin (currently 3.00%). The agreement also provides for us to pay various fees, including a commitment fee (currently 1.00%) on the lenders’ commitments. As this agreement is non recourse, the covenants relate specifically to the collateral amounts and transfer of right restrictions. As of December 31, 2010, there was $12.6 million outstanding on the construction revolver and a maturity of less than six months.

Lease Obligations – Solar Energy Systems

We are party to master lease agreements that provide for the sale and simultaneous leaseback of certain solar energy systems constructed by us. The aggregate remaining open funding commitments under these master lease agreements at December 31, 2010, were $39.9 million. Generally, the terms of the leases are 25 years with certain leases providing terms as low as 10 years and provide for an early buyout option. The specified rental payments are based on projected cash flows that the solar energy system will generate.

Leasebacks that are not accounted for under real estate accounting are classified as capital lease obligations. Leasebacks accounted for under real estate accounting are classified as finance obligations.

Finance Obligations – Solar Energy Systems

As more fully described in Note 2, Revenue Recognition, in certain transactions we account for the proceeds of sale leasebacks as financing. Generally, the solar energy systems subject to the financing collateralizes the obligation. The structure of the repayment terms under the lease results in negative amortization throughout the financing period and we therefore account for all payments as interest expense. The balance outstanding for sale leaseback transactions accounted for as financing as of December 31, 2010 is $337.8 million. The maturities range from 2021 to 2035 and are collateralized by the related solar energy system assets with a carrying amount of $252.2 million.

Also included within finance obligations are traditional and other debt financed solar energy systems with an outstanding balance as of December 31, 2010 of $158.1 million. Of the $158.1 million, $117.3 million relates to variable rate debt with interest rates that are tied to the Euro Interbank Offer Rate and the Canadian Deposit Offering Rate. The variable interest rates have been hedged by our outstanding interest rate swaps as noted in Note 7. The interest rates on the remaining traditional debt and other financing range from 5.25% to 11.11%. The maturities range from 2011 to 2030 and are collateralized by the related solar energy system assets with a carrying amount of $144.2 million.

Long-term Notes

Long-term notes at December 31, 2010 totaling $24.0 million owed to a bank by our Japanese subsidiary are guaranteed by us and are secured by the land, buildings and machinery and equipment of our Japanese subsidiary. These loans mature in years ranging from 2011 to 2017. Such guarantees would require us to satisfy the loan obligations in the event that the Japanese subsidiary failed to pay such debt in accordance with its stated terms.

Corporate Revolving Credit Facility

On December 23, 2009, we entered into a corporate revolving credit agreement with several U.S. banks and such other lending institutions as may from time to time become lenders (the “Corporate Credit Facility”). The Corporate Credit Facility provides for a $250.0 million revolving credit facility and has a term of three years. This facility contains an accordion feature, allowing us to request an increase in the size of the facility, up to an aggregate of $400.0 million, upon terms to be agreed upon by the parties at the time of such request. During 2010, as well as in February of 2011, the Corporate Credit Facility was amended to add more favorable liquidity terms and modify measurement dates thereof through June 30, 2011.

Interest on borrowings under the Corporate Credit Facility, as amended, will be based on our election at LIBOR plus an applicable margin (currently 2.50%) or at a defined prime rate plus an applicable margin (currently 1.50%). The Corporate Credit Facility also provides for us to pay various fees, including a commitment fee (currently 0.50%) on the lenders’ commitments. The Corporate Credit Facility contains certain covenants including covenants relating to a consolidated interest charge ratio, consolidated leverage ratio, a minimum liquidity ratio and in certain situations, a cross default provision. Repayment of any amounts borrowed under the new facility is guaranteed by certain of our subsidiaries. The obligations of MEMC and the guaranty obligations of the subsidiaries are secured by a pledge of the capital stock of certain domestic and foreign subsidiaries of MEMC. The other assets of MEMC are not pledged as security for the facility.

As of December 31, 2010, we did not have any outstanding borrowings under this facility and had approximately $111.6 million of outstanding third party letters of credit backed by this facility at such date. We met all covenants under this facility at December 31, 2010.

The aggregate amounts of payments on long-term debt including solar energy systems traditional and other debt financing obligations after December 31, 2010 are as follows:

	2011	2012	2013	2014	2015	Thereafter	Total
In millions

Payments on long-term debt	$14.5	$29.6	$11.5	$11.8	$12.1	$102.7	$182.2

The aggregate amounts of payments on capital leases after December 31, 2010 are as follows:

In millions

2011	$20.7

2012	17.8

2013	11.5

2014	7.1

In millions
2015	5.5

Thereafter	104.9

Total minimum lease payments	167.5

Less amounts representing interest	(38.5)

Present value of minimum lease payments	129.0

Less current portion of obligations under capital leases	(16.9)

Noncurrent portion of obligations under capital leases	$112.1

The aggregate amounts of minimum lease payments on our financing sale leaseback transactions are $311.5 million. Payments from 2011 through 2015 are as follows:

In millions	2011	2012	2013	2014	2015
Minimum lease payments	$23.3	$23.5	$22.7	$20.8	$18.9

15. STOCKHOLDERS’ EQUITY

Preferred Stock

We have 50.0 million authorized shares of $.01 par value preferred stock and no preferred shares issued and outstanding as of December 31, 2010 and 2009. The Board of Directors is authorized, without further action by the stockholders, to issue any or all of the preferred stock.

Common Stock

Holders of our $.01 par value common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the rights of any holders of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock. The declaration and payment of future dividends on our common stock, if any, will be at the sole discretion of the Board of Directors and is subject to restrictions as contained in the Corporate Credit Facility (see Note 14). There were no dividends declared or paid during the years ended December 31, 2010, 2009 and 2008.

As more fully described in Note 3, on November 20, 2009, we completed the acquisition of SunEdison by paying a portion of the consideration in 3.8 million shares of MEMC common stock with an acquisition date fair value of $45.8 million and providing contingent consideration. The value of the shares was based upon the closing price of MEMC’s common stock at the date of acquisition, or $12.08. Approximately $6.4 million of the share consideration is currently held in escrow pursuant to the terms of the acquisition agreement. As previously discussed, on February 1, 2011, MEMC issued 2.1 million shares of MEMC common stock in connection with the SunEdison contingent consideration payout.

Our Board of Directors has approved a $1.0 billion stock repurchase program. The stock repurchase program allows MEMC to purchase common stock from time to time on the open market or through privately negotiated transactions using available cash. The specific timing and amount of repurchases will vary based on market conditions and other factors and may be modified, extended or terminated by the Board of Directors at any time. In 2009 and 2008, we repurchased 1.0 million and 6.2 million shares of our common stock at a total cost of $15.8 million and $321.0 million, respectively. No shares were repurchased in 2010. From inception through December 31, 2010, we have repurchased 9.0 million shares at a total cost of $448.0 million.

Stock-Based Compensation

We have equity incentive plans that provide for the award of non-qualified stock options, restricted stock, performance shares, and restricted stock units to employees, non-employee directors, and consultants. We issue new shares to satisfy stock option exercises. As of December 31, 2010, there were 16.6 million shares authorized for future grant under these plans. Options to employees are generally granted upon hire and annually or semi-annually, usually with four-year ratable vesting, although certain grants have three, four or five-year cliff vesting. No option has a term of more than 10 years. The exercise price of stock options granted has historically equaled the market price on the date of the grant.

The following table presents information regarding outstanding stock options as of December 31, 2010 and changes during the year then ended with regard to stock options:

	Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value (in millions)	Average Remaining Contractual Life
Beginning of year	10,382,235	$25.75

Granted	3,657,872	13.19

Exercised	(59,556)	10.80

Forfeited	(454,391)	31.90

Expired	(266,915)	40.01

End of year	13,259,245	$21.88	$1.3	8 years

Options exercisable at year-end	4,423,686	$29.88	$1.0	6 years

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between our closing stock price on the last trading day of 2010 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2010. This amount changes based on the fair market value of our stock. The total intrinsic value of options exercised was $0.1 million, $0.9 million and $72.7 million in 2010, 2009 and 2008, respectively. Cash received from option exercises under our option plans was $0.6 million, $0.7 million and $19.9 million and the actual tax benefit realized for the tax deductions from option exercises was $0.3 million, $0.4 million and $22.7 million for 2010, 2009 and 2008, respectively.

Our weighted-average assumptions are as follows:

	Black-Scholes
	2010	2009	2008

Risk-free interest rate	1.8%	1.8%	2.5%

Expected stock price volatility	67.0%	66.2%	50.9%

Expected term until exercise (years)	4	5	4

Expected dividends	0.0%	0.0%	0.0%

During 2009, we issued options to our new Chief Executive Officer. Because we do not have a historical pattern of option exercises for our new Chief Executive Officer, and because past exercise patterns for the same level of executive is not expected to be indicative of future exercise patterns, the simplified method described in ASC 718, Compensation – Stock Compensation, was used to estimate the expected term of these stock option grants.

The weighted-average grant-date fair value per share of options granted was $7.04, $7.62 and $27.81 for 2010, 2009 and 2008, respectively. As of December 31, 2010, $45.3 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted-average period of 2.8 years.

Restricted stock units represent the right to receive a share of MEMC stock at a designated time in the future, provided the stock unit is vested at the time. Recipients of restricted stock units do not pay any cash consideration for the restricted stock units or the underlying shares, and do not have the right to vote or have any other rights of a shareholder until such time as the underlying shares of stock are distributed. Restricted stock units granted to non-employee directors generally vest over a two-year period from the grant date. Restricted stock units granted to employees usually have three, four or five year cliff vesting, or four-year ratable vesting, and certain grants are subject to performance conditions established at the time of grant.

In conjunction with our purchase of SunEdison on November 20, 2009, we approved a Special Inducement Grant Plan. Pursuant to this plan, SunEdison’s senior management and certain continuing SunEdison employees received an aggregate of 584,372 restricted stock units which will cliff vest on the one year anniversary date of the acquisition. Also under this plan, continuing SunEdison employees were granted an additional aggregate of 1,644,529 restricted stock units which will be subject to both future performance and time vesting requirements. The performance requirements of this latter set of grants are tied to the same metrics as the contingent consideration payable to SunEdison unit holders. As described in Note 2, SunEdison met its performance requirements and the former SunEdison employees will have the following vesting schedule: (i) 34% of such earned grants vested on January 31, 2011, (ii) 33% will vest on December 31, 2011, and (iii) the remaining 33% will vest on December 31, 2012. The expense associated with these RSUs was not considered part of the purchase price of SunEdison because the employees are required to render future service in order to vest in these awards and thus, the compensation expense will be recognized over the future vesting periods as the services are rendered. The amount of stock compensation expense for the year ended December 31, 2010 related to the cliff vesting awards and performance based awards was $6.2 million and $8.1 million, respectively.

The following table presents information regarding outstanding restricted stock units as of December 31, 2010 and changes during the year then ended:

	Restricted Stock Units	Aggregate Intrinsic Value (in millions)	Average Remaining Contractual Life

Beginning of year	2,859,431

Granted	1,966,914

Converted	(640,136)

Forfeited	(168,919)

End of year	4,017,290	$47.4	2.6 years

At December 31, 2010, there were no restricted stock units which were convertible. As of December 31, 2010, $24.7 million of total unrecognized compensation cost related to restricted stock units is expected to be recognized over a weighted-average period of approximately 2.6 years. The weighted-average fair value of restricted stock units on the date of grant was $14.64, $12.26 and $63.53 in 2010, 2009 and 2008, respectively.

For the years ended December 31, 2010, 2009 and 2008, we recognized less than $0.1 million, $0.3 million and $19.0 million of excess tax benefits from share-based payment arrangements as a cash inflow in financing activities and an operating outflow for income taxes payable.

Stock-based compensation expense recorded for the years ended December 31 was allocated as follows:

	2010	2009	2008
In millions

Cost of goods sold	$5.7	$6.8	$6.0

Marketing and administration	40.8	27.3	19.4

Research and development	4.7	3.2	2.9

Stock-based employee compensation before related tax effects	51.2	37.3	28.3

Less: Income tax benefit	18.4	13.3	10.1

Total stock-based compensation expense, net of related tax effects	$32.8	$24.0	$18.2

The amount of stock-based compensation cost capitalized into inventory at December 31, 2010 and 2009 was $0.4 million and $0.8 million, respectively.

16. EARNINGS (LOSS) PER SHARE

In 2010, 2009 and 2008, basic and diluted earnings (loss) per share (EPS) were calculated as follows:

	2010		2009		2008
	Basic	Diluted	Basic	Diluted	Basic	Diluted
In millions, except per share amounts

EPS Numerator:

Net (loss) income allocable to common stockholders	$34.4	$34.4	$(68.3)	$(68.3)	$387.4	$387.4

EPS Denominator:

Weighted-average shares outstanding	226.9	226.9	223.9	223.9	226.9	226.9

Stock options and restricted stock units	—	1.2	—	—	—	1.7

Common stock related to acquisitions	—	2.1	—	—	—	—

	2010		2009		2008
	Basic	Diluted	Basic	Diluted	Basic	Diluted
In millions, except per share amounts

Total shares	226.9	230.2	223.9	223.9	226.9	228.6

Earnings (loss) per share	$0.15	$0.15	$(0.31)	$(0.31)	$1.71	$1.69

Common stock related to acquisitions reflects the impact of the SunEdison contingent consideration discussed above.

Approximately $6.4 million of the initial stock consideration due to SunEdison’s former unit holders is currently held in escrow pursuant to the terms of the acquisition agreement.

In 2010, options and restricted stock units to purchase 15.5 million shares of MEMC stock were excluded from the calculation of diluted EPS because the effect was antidilutive. In 2009, all options to purchase MEMC stock and restricted stock units were excluded from the calculation of diluted EPS because the effect was antidilutive due to the net loss incurred for the period. In 2008, options and restricted stock units to purchase 3.5 million shares of MEMC stock were excluded from the calculation of diluted EPS because the effect was antidilutive.

17. INCOME TAXES

(Loss) income before income tax expense and equity in earnings of joint venture consists of the following:

	For the year ended December 31,
	2010	2009	2008
In millions
U.S.	$(157.8)	$(178.9)	$215.9

Foreign	145.3	78.7	369.1

	$(12.5)	$(100.2)	$585.0

Income tax (benefit) expense consists of the following:

	Current	Deferred	Total
In millions
Year ended December 31, 2010:

U.S. Federal	$(46.6)	$(29.6)	$(76.2)

State and local	(3.8)	(2.3)	(6.1)

Foreign	44.2	(15.2)	29.0

	$(6.2)	$(47.1)	$(53.3)

Year ended December 31, 2009:

U.S. Federal	$(25.0)	$(13.4)	$(38.4)

State and local	(2.4)	0.4	(2.0)

Foreign	9.0	(10.8)	(1.8)

	$(18.4)	$(23.8)	$(42.2)

Year ended December 31, 2008:

U.S. Federal	$45.5	$44.0	$89.5

State and local	(2.3)	1.0	(1.3)

Foreign	100.4	6.8	107.2

	$143.6	$51.8	$195.4

Effective Tax Rate. Income tax (benefit) expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35% to income before income taxes, equity in loss of joint venture and minority interests. The “Effect of foreign operations” includes the net reduced taxation of foreign profits from combining jurisdictions with rates above and below the U.S. federal statutory rate and the impact of U.S. foreign tax credits.

	For the year ended December 31,
	2010	2009	2008
Income tax at federal statutory rate	(35.0)%	(35.0)%	35.0%

Increase (reduction) in income taxes:

Effect of foreign operations	(47.4)	(15.2)	7.5

Foreign incentives	(121.6)	(9.6)	(6.3)

Foreign repatriation	(91.7)	(1.8)	0.9

State income taxes, net of Federal benefit	(26.8)	(2.3)	0.4

Tax authority positions, net	(97.0)	22.1	(3.7)

	For the year ended December 31,
	2010	2009	2008

Other, net	(6.9)	(0.2)	(0.4)

Effective tax (benefit) expense rate	(426.4)%	(42.0)%	33.4%

The 2010 net benefit is the result of a benefit associated with the mix of earnings and losses amongst domestic and foreign locations. The domestic impact is the combination of U.S. losses, the closure of the 2006/2007 IRS exam, as separately discussed, reduced by the tax effect from a deemed repatriation of earnings from a certain foreign subsidiary. The foreign impact is a net tax expense lower than the US federal income tax rate due to lower statutory tax rates and available tax incentives. The 2009 amount is a result of a benefit associated with net worldwide losses. The 2008 tax expense includes the non-taxable loss for the mark-to-market adjustment associated with the Suntech warrant and tax impact related to distributions to the U.S. from two foreign subsidiaries.

Certain of our Asian subsidiaries have been granted a concessionary tax rate of between 0% and 5% on all qualifying income for a period of up to five to ten years based on investments in certain machinery and equipment and other development and expansion activities, resulting in a tax benefit for 2010, 2009 and 2008 of approximately $15.0 million, $9.6 million and $37.0 million, respectively. Under the awards, the income tax rate for qualifying income will be taxed at an incentive tax rate lower than the corporate tax rate. The Company is in compliance with the qualifying condition of their tax incentives. The last of these incentives will expire between 2013 and 2020.

During the quarter ended June 30, 2010, we concluded the Internal Revenue Service (“IRS”) examination for the 2006 and 2007 tax years and, as a result, we recorded favorable and unfavorable adjustments to our accrual for uncertain tax positions. We received proposed taxable income adjustments from the IRS related to various cost allocations and taxable income adjustments attributable to our foreign operations. The settlement of those positions resulted in an increase to the accrual of $29.9 million. The resolution of these matters resulted in an assessment of $31.6 million, which included penalties and interest of $5.0 million, net of $2.3 million of federal benefit. Additionally, MEMC had uncertain tax positions for deductions and tax credits that were effectively settled during the exam which reduced the accrual by $51.0 million. The net effect to our tax provision for the closure of the exam was a $15.5 million tax benefit.

We are currently under examination by the IRS for the 2008 and 2009 tax years. Additionally, due to the carryback of our 2009 net operating loss for utilization against the 2007 tax liability, the IRS has re-opened the 2007 tax year for further review. We believe it is reasonably possible that some portions of the examination could be completed within the next twelve months; however, the results of the examination and any potential settlement are not reasonably estimable at this time.

During 2009, we determined that the undistributed earnings of one of our foreign wholly-owned subsidiaries would be remitted to the United States in the foreseeable future. These earnings were previously considered permanently reinvested in the business and the unrecognized deferred tax asset related to these earnings was not recognized. The deferred tax effect of this newly planned remittance was recorded as a discrete net income tax benefit in the amount of $2.4 million in the year ended December, 31 2009 and an additional benefit of $11.3 million for the year ended December 31, 2010. As of December 31, 2010, federal and state income taxes have not been provided on accumulated but undistributed earnings of foreign subsidiaries aggregating approximately $866.4 million and $809.5 million at December 31, 2010 and 2009, respectively, because such earnings have been permanently reinvested in the business. The determination of the amount of the unrecognized deferred tax liability related to our undistributed earnings is not practicable.

Uncertain Tax Positions. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	For the year ended December 31,
	2010	2009
In millions

Beginning of year	$69.4	$53.0
Additions based on tax positions related to the current year	—	3.1
(Reductions) additions for tax positions of prior years	(18.4)	14.3
Reductions related to settlements with taxing authorities	(24.3)	(1.0)

End of year	$26.7	$69.4

At December 31, 2010 and 2009, we had $32.1 million and $74.0 million, respectively, of unrecognized tax benefits, net of federal, state and local deductions, associated with open tax years for which we are subject to audit in various federal, state and foreign jurisdictions. The change to the reserve included a decrease for the closure of the 2006/2007 examination in the United States of $51.0 million, as separately discussed and an increase of $9.1 million related to various cost allocations and taxable income adjustments attributable to our foreign operations and current year interest. For the year ended December 31, 2009, we recorded additional liabilities of $18.1 million including interest, related to various cost allocations and taxable income adjustments attributable to our foreign operations. All of our unrecognized tax benefits at December 31, 2010 and 2009 would favorably affect our effective tax rate if recognized. We are subject to examination in various jurisdictions for the 2003 through 2009 tax years.

During the years ended December 31, 2010 and 2009, we recognized approximately $0.8 million and $1.4 million, respectively, in interest and penalties and had approximately $1.7 million and $4.3 million accrued at December 31, 2010 and 2009, respectively, for the payment of interest and penalties.

Deferred Taxes. The tax effects of the major items recorded as deferred tax assets and liabilities are:

	As of December 31,
	2010	2009

In millions

Deferred tax assets:

Inventories	$9.1	$11.1

Expense accruals	49.0	38.3

Solar energy systems	63.8	34.0

Pension, medical and other employee benefits	19.6	20.0

Foreign repatriation	9.1	2.4

Net operating loss carryforwards	60.9	29.5

Foreign tax credits	38.1	—

Other	26.7	17.2

Total deferred tax assets	276.3	152.5

Valuation allowance	(47.2)	(21.4)

Net deferred tax assets	229.1	131.1

Deferred tax liabilities:

Property, plant and equipment	(55.8)	(1.6)

Other	(0.6)	(2.4)

Total deferred tax liabilities	(56.4)	(4.0)

Net deferred tax assets	$172.7	$127.1

The solar energy systems deferred tax asset of $63.8 million is entirely associated with the Solar Energy segment. For tax purposes, income is recognized in the initial transaction year for all solar system sales and sale leasebacks; Note 2 discusses the book accounting for each of the different revenue recognition policies. The deferred tax asset represents the future disallowance of deferred book revenue recognized in post transaction years.

Our deferred tax assets and liabilities, netted by taxing location, are in the following captions in the Consolidated Balance Sheets:

	As of December 31,
	2010	2009
In millions

Current deferred tax assets, net (recorded in prepaids and other current assets)	$33.4	$31.8
Non-current deferred tax assets, net	139.3	95.3

	$172.7	$127.1

Our net deferred tax assets totaled $172.7 million at December 31, 2010 compared to $127.1 million at December 31, 2009. In 2010, the increase of $45.6 million in net deferred tax assets is primarily attributed to additional deferred tax assets associated with future disallowances of deferred book revenue of solar energy systems, foreign tax credits generated from current year carryback, and net operating losses from the purchase of Solaicx. The assets have been offset by increased liabilities for property, plant and equipment of $54.2 million due to bonus depreciation and other decreases to various deferred tax assets. At December 31, 2010, we have valuation allowances of $47.2 million, primarily related to net operating losses acquired through the purchases of SunEdison and Solaicx, reducing our net deferred tax assets to $172.7 million. We believe that it is more likely than not, with our projections of future taxable income and tax planning strategies, that we will generate sufficient taxable income to realize the benefits of the net deferred tax assets (which have not been offset by a valuation allowance) at December 31, 2010.

At December 31, 2010 and 2009, the Company had a $5.7 million and $3.3 million deferred tax asset for state income tax loss and credit carryforwards. These carryforwards are scheduled to expire in 2031 if unused. Additionally, at December 31, 2010, we had deferred tax assets associated with net operating loss carryforwards of $14.0 million in certain foreign jurisdictions; if unused, these will expire in 2018. We also had a deferred tax asset of $37.5 million related to net operating losses associated with the acquisitions of SunEdison and Solaicx which have a full valuation allowance as described above.

18. EMPLOYEE-RELATED LIABILITIES

Pension and Other Post-Employment Benefit Plans

Prior to January 2, 2002, our defined benefit pension plan covered most U.S. employees. Benefits for this plan were based on years of service and qualifying compensation during the final years of employment. Effective January 2, 2002, we amended our defined benefit plan to discontinue future benefit accruals for certain participants. In addition, effective January 2, 2002, no new participants will be added to the plan.

We also have a non-qualified plan under the Employee Retirement Income Security Act of 1974. This plan provides benefits in addition to the defined benefit plan. Eligibility for participation in this plan requires coverage under the defined benefit plan and other specific circumstances. The non-qualified plan has also been amended to discontinue future benefit accruals.

Prior to January 1, 2002, our health care plan provided postretirement medical benefits to full-time U.S. employees who met minimum age and service requirements. The plan is contributory, with retiree contributions adjusted annually, and contains other cost-sharing features such as deductibles and coinsurance. Effective January 1, 2002, we amended our health care plan to discontinue eligibility for postretirement medical benefits for certain participants. In addition, effective January 2, 2002, no new participants will be eligible for postretirement medical benefits under the plan.

Net periodic postretirement benefit cost (income) consists of the following:

	Pension Plans			Health Care and Other Plans
Year ended December 31,	2010	2009	2008	2010	2009	2008
In millions

Service cost	$2.9	$3.0	$3.0	$—	$—	$0.1

Interest cost	9.6	10.0	10.5	1.4	1.5	1.6

Expected return on plan assets	(14.3)	(13.1)	(12.6)	—	—	—

Amortization of prior service cost	—	—	—	(0.5)	(0.5)	(0.5)

Net actuarial loss (gain)	8.5	5.2	0.7	(1.6)	(2.3)	(1.4)

Settlement and curtailment charges	—	0.3	—	—	—	—

Net periodic benefit cost (income)	$6.7	$5.4	$1.6	$(0.7)	$(1.3)	$(0.2)

To determine pension and other postretirement and post-employment benefit measurements for the plans, we used a measurement date of December 31.

The following is a table of actuarial assumptions used to determine the net periodic benefit cost:

	Pension Plans			Health Care and Other Plans
Year ended December 31,	2010	2009	2008	2010	2009	2008

Weighted-average assumptions:

Discount rate	5.18%	5.82%	6.39%	5.65%	6.19%	6.00%

Expected return on plan assets	8.38%	8.39%	8.30%	NA	NA	NA

Rate of compensation increase	3.73%	3.71%	3.75%	3.75%	3.75%	3.75%

Current medical cost trend rate	NA	NA	NA	8.00%	8.00%	8.00%

Ultimate medical cost trend rate	NA	NA	NA	5.75%	5.75%	5.75%

Year the rate reaches ultimate trend rate	NA	NA	NA	2016	2015	2014

The following summarizes the change in benefit obligation, change in plan assets, and funded status of the plans:

	Pension Plans		Health Care and Other Plans
Year ended December 31,	2010	2009	2010	2009
In millions

Change in benefit obligation:

Benefit obligation at beginning of year	$191.8	$179.3	$24.8	$26.0

Service cost	2.9	3.5	—	—

Interest cost	9.6	10.0	1.4	1.5

Plan participants’ contributions	—	—	0.9	—

Actuarial loss (gain)	15.5	13.3	(2.0)	(1.1)

Gross benefits paid	(10.0)	(13.9)	(2.1)	(1.6)

Settlements and curtailments	—	(0.3)	—	—

Currency exchange (gain) loss	3.5	(0.1)	—	—

Benefit obligation at end of year	$213.3	$191.8	$23.0	$24.8

Change in plan assets:

Fair value of plan assets at beginning of year	$177.4	$162.0	$—	$—

Actual gain (loss) on plan assets	23.7	26.9	—	—

Employer contributions	0.7	2.3	1.2	1.6

Plan participants’ contributions	—	—	0.9	—

Gross benefits paid	(10.0)	(13.9)	(2.1)	(1.6)

Currency exchange gain (loss)	0.4	0.1	—	—

Fair value of plan assets at end of year	$192.2	$177.4	$—	$—

Net amount recognized	$(21.1)	$(14.4)	$(23.0)	$(24.8)

Amounts recognized in statement of financial position:

Long-term assets	$12.2	$9.0	$—	$—

Accrued liabilities, current	(0.6)	(0.3)	(1.6)	(1.3)

Pension and post-employment liabilities	(32.7)	(23.1)	(21.4)	(23.5)

Net amount recognized	$(21.1)	$(14.4)	$(23.0)	$(24.8)

Amounts recognized in accumulated other comprehensive income (before tax):

	Pension Plans		Health Care and Other Plans
Year ended December 31,	2010	2009	2010	2009
In millions

Net actuarial loss (gain)	$61.0	$63.0	$(5.8)	$(5.4)

Prior service (credit) cost	—	—	(9.4)	(9.9)

Net amount recognized	$61.0	$63.0	$(15.2)	$(15.3)

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2011 are as follows:

	Pension Plans	Health Care and Other Plans
In millions

Actuarial loss (gain)	$7.9	$(1.8)

Prior service (credit) cost	—	(0.5)

	$7.9	$(2.3)

The following is a table of the actuarial assumptions used to determine the benefit obligation:

	Pension Plans		Health Care and Other Plans
Year ended December 31,	2010	2009	2010	2009

Weighted-average assumptions:

Discount rate	4.58%	5.18%	5.12%	5.65%

Rate of compensation increase	3.68%	3.73%	3.75%	3.75%

The composition of our plans and age of our participants are such that, as of December 31, 2010 and 2009, the medical cost trend rate no longer had a significant effect on the valuation of our health care plans.

The U.S. pension plan assets are invested primarily in marketable securities, including common stocks, bonds and interest-bearing deposits. The weighted-average allocation of pension benefit plan assets at year ended December 31 were as follows:

		Actual Allocation		Fair Value
Asset Category (Dollars in millions)	2010 Target Allocation	2010	2009	2010	2009

Cash	—	12%	5%	$22.9	$8.5

Equity securities	60%	68%	62%	126.8	108.2

Fixed income securities	40%	20%	33%	38.2	57.2

Total	100%	100%	100%	$187.9	$173.9

Asset Category (Dollars in millions)	Asset Value as of 12/31/2010

Cash and cash equivalents	$22.9

Equity securities:

U.S. large cap	57.1

Mid cap	14.7

Small cap	13.2

International	28.0

Emerging markets	13.8

Fixed income:

Investment grade bonds	11.6

U.S. treasuries	—

Corporate bonds	26.6

Total	$187.9

The investment objectives of our pension plan assets are as follows:

•	To achieve a favorable relative return as compared with inflation;

•	To achieve an above average total rate of return relative to capital markets;

•	Preservation of capital through a broad diversification among asset classes which react, as nearly as possible, independently to varying economic and market circumstances; and

•	Long-term growth, with a degree of emphasis on stable growth, rather than short-term capital gains.

Our pension expense and pension liability are actuarially determined, and we use various actuarial assumptions, including the discount rate, rate of salary increase, and expected return on assets to estimate our pension costs and obligations. We determine the expected return on plan assets based on our pension plans’ intended long-term asset mix. The expected investment return assumption used for the pension plans reflects what the plans can reasonably expect to earn over a long-term period considering plan target allocations. The expected return includes an inflation assumption and adds real returns for the asset mix and a premium for active management, and subtracts expenses. While the assumed expected rate of return on the U.S. pension plan assets in 2010 and 2009 was 8.5% and 8.5%, respectively, the actual return experienced in our pension plan assets in the comparable periods in 2010 and 2009 was 14.0% and 17.6%, respectively. We consult with the plans’ actuaries to determine a discount rate assumption for pension and other postretirement and post-employment plans that reflects the characteristics of our plans, including expected cash outflows from our plans, and utilize an analytical tool that incorporates the concept of a hypothetical yield curve.

Our pension obligations are funded in accordance with provisions of federal law. Contributions to our pension and post-employment plans in 2010 totaled $0.7 million and $1.2 million, respectively, and in 2009 totaled $2.3 million and $1.6 million, respectively. Amounts previously recorded to Pension and post employment liabilities related to the U.S. pension plan were reduced to zero and the overfunded status of $9.0 million at December 31, 2009 was recorded to Other assets—long-term. The overfunded status at December 31, 2010 was $12.2 million. Our foreign pension plans and health care and other plans continue to maintain an unfunded status as of December 31, 2010 and 2009 and are recorded in Pension and post-employment liabilities. Except for our U.S. pension plan at the end of 2010 and 2009, the accumulated benefit obligation for each of our plans exceeded the fair value of plan assets in both 2010 and 2009. As of December 31, 2010, the accumulated benefit obligation for our U.S. pension plan was $172.3 million and the fair value of plan assets was $187.9 million. We expect contributions to our pension and post-employment plans in 2011 to be approximately $1.1 million and $1.6 million, respectively.

MEMC uses appropriate valuation techniques based on the available inputs to measure the fair value of its investments. When available, MEMC measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. As of December 31, 2010 and 2009, the pension plan’s investments in equity and fixed income securities were all valued using Level 1 inputs based on the fair value as determined by quoted market price on a daily basis.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets were as follows:

	Pension Plans
	2010	2009
In millions

Projected benefit obligation, end of year	$37.6	$26.9

Accumulated benefit obligation, end of year	$27.3	$25.6

Fair value of plan assets, end of year	$4.4	$3.5

We estimate that the future benefits payable for the pension and other postretirement plans are as follows:

	Pension Plans	Health Care and Other Plans
In millions

2011	$14.3	$1.6

2012	$19.7	$1.6

2013	$13.8	$1.6

2014	$14.2	$1.6

2015	$14.6	$1.6

2016-2020	$71.9	$7.8

Defined Contribution Plans

We sponsor a defined contribution plan under Section 401(k) of the Internal Revenue Code covering all U.S. salaried and hourly employees, and a defined contribution plan in Taiwan covering most salaried and hourly employees of our Taiwan subsidiary. Our costs included in our Consolidated Statements of Operations totaled $6.1 million, $5.6 million and $5.7 million for 2010, 2009 and 2008, respectively.

Other Employee-Related Liabilities

Employees of our subsidiaries in Italy and Korea are covered by an end of service entitlement that provides payment upon termination of employment. Contributions to these plans are based on statutory requirements and are not actuarially determined. The accrued liability was $23.4 million at December 31, 2010 and $25.1 million at December 31, 2009, and is included in other long-term liabilities and accrued wages and salaries on our balance sheet. The accrued liability is based on the vested benefits to which the employee is entitled assuming employee termination at the measurement date.

19. LONG-TERM CUSTOMER CONTRACTS

During February 2009, we amended two of our long-term solar wafer supply agreements. Under those amendments, the potential aggregate revenues to MEMC under the agreements for sales in 2009 and aggregate revenues for sales over the remaining term of the contracts remain unchanged, but volume increases and price reductions for 2009 were effectuated.

During the quarter ended June 30, 2009, MEMC applied approximately $44.1 million of refundable security deposits against outstanding accounts receivable balances in accordance with the terms of the long-term customer agreements described above. The application of the deposits against accounts receivables has been reflected as working capital and other operating cash inflows and a decrease in customer deposits in financing cash flows in the consolidated statement of cash flows for year ended December 31, 2009.

We further amended these agreements in the third quarter of 2009 providing for an additional price reduction and volume increase for the second half of 2009. The subsequent amendments also provide a deferral mechanism for a 2009 purchase shortfall by the customers (from the increased volume commitment), by allowing the customers to make up the purchase shortfall in subsequent years. Such deferred volume amounts will be added to the customers’ minimum purchase requirements for future contract years. There was no change in the amount of collateral currently required in the form of deposits. Due to the amendment with the one of these customers, approximately $11.6 million of previously refundable deposits are no longer refundable and have been reclassified from other long-term liabilities to deferred revenue and will be amortized over the remaining term of the contract as an operating income item. The constructive receipt of the non-refundable deposit and corresponding reduction in refundable deposits has been reflected as working capital and other operating cash inflows and a decrease in customer deposits in financing cash flows in the condensed consolidated statement of cash flows for the year ended December 31, 2009. Also in connection with one of the amendments, as additional consideration to MEMC, the customer agreed to sell to us an equity investment in shares of an unrelated entity at its cost of approximately $5.0 million. We have recorded the investment at fair value with the offset to deferred revenue. The loss of any one of these long-term supply customers could potentially adversely affect our future operating results.

In January 2010, we reached an out of court settlement of a lawsuit filed in April 2009 related to our long-term solar wafer supply agreement with Conergy AG (“Conergy”). At the same time, we amended this agreement with Conergy. The amendment included a significant reduction in the minimum quantity of wafers that Conergy must purchase over the remaining eight years of the agreement, as well as a minimum market share commitment should Conergy’s demand exceed the reduced quantities. The amendment also modifies the pricing terms to be based on market rates similar to other MEMC long-term solar wafer supply agreements. The amendment includes MEMC permanently retaining $21.1 million of previously refundable deposits currently held by us which have been reclassified from customer deposits to deferred revenue. The deferred revenue will be amortized over the remaining term of the contract and recorded as revenue, $5.0 million of which was recorded during 2010. Another $7.0 million in short-term deposits are no longer required to be paid in the next twelve months and have therefore been classified as long-term. In addition, we applied $8.1 million of refundable security deposits against outstanding accounts receivable balances. The constructive receipt of the non-refundable deposit and corresponding reduction in refundable deposits of $19.1 million, as well as the application of the deposits against accounts receivables, have been reflected as cash provided by operating activities and cash used in financing activities in the consolidated statement of cash flows.

20. VARIABLE INTEREST ENTITIES

We are the primary beneficiary of eight VIEs that we consolidate as of December 31, 2010, five of which existed and were consolidated by the Company as of December 31, 2009. The carrying amounts and classification of our consolidated VIEs’ assets and liabilities included in our consolidated financial statements are as follows:

	As of December 31, 2010	As of December 31, 2009
In millions
Current assets	$173.0	$8.4
Noncurrent assets	63.1	69.6

Total assets	$236.1	$78.0

Current liabilities	$38.5	$2.1
Noncurrent liabilities	107.8	57.4

Total liabilities	$146.3	$59.5

The amounts shown in the table above exclude intercompany balances which are eliminated upon consolidations. All of the assets in the table above are restricted for settlement of the VIE obligations and all of the liabilities in the table above can only be settled using VIE resources.

21. REVENUE AND PROFIT DEFERRALS

In connection with our long-term solar wafer supply agreements executed during 2006 and subsequent amendments, we have received various equity instruments and other forms of additional consideration. In each case, we have recorded the estimated fair value of the additional consideration to long-term deferred revenue and will recognize the deferred revenue on a pro-rata basis as product is shipped over the life of the agreements. In addition we have received up front non-refundable customer deposits upon execution of certain take or pay contracts which are deferred and amortized against future purchases. These deposits will be recognized in earnings as we fulfill future customer purchase orders, for which the timing of such orders is not contractually fixed or specified. As of December 31, 2010 and December 31, 2009, we had deferred revenue related to these agreements of $115.2 million and $106.3 million, respectively.

For our Solar Energy segment deferred revenue includes profit deferrals for performance guarantees on systems sold during 2010 subject to real estate accounting, customer deposits received for solar energy systems under development or held for sale, and deferred incentive subsidies that will be amortized over the depreciable life of the system. Profit deferrals for performance guarantees include system production guarantees that will expire in 2012 and system uptime guarantees that generally expire during the final years of the system service contract term, which vary between five and twenty years. As of December 31, 2010, we had $72.0 million of deferred revenue related to these guarantees, of which $8.8 million is considered short-term. There were no related balances as of December 31, 2009.

In addition to the deferred revenue above, SunEdison may receive incentives or subsidies from various state governmental jurisdictions that are deferred. Revenue from solar energy renewable credits (“SRECs”) are recognized when the SRECs are received or generated if we have executed a contract relating to the sale of the SRECs to a third party. Revenue relating to other incentives that are based on the level of energy produced by the solar energy systems are recognized in the periods in which the incentives are earned. All other incentive revenue is recognized in the statement of operations on a straight-line basis over the depreciable life of the related solar energy system. At December 31, 2010 and December 31, 2009, we have deferred subsidy revenue that will be recognized over the next 25 years of $11.8 million and $3.3 million, respectively.

22. COMMITMENTS AND CONTINGENCIES

Contingent Consideration

We agreed to pay contingent consideration to the former SunEdison unit holders and Solaicx shareholders in connection with these acquisitions if certain post-acquisition operational criteria are met. See Note 3 for further discussion.

Capital Lease Obligations

As more fully described in Note 14, we are party to master lease agreements that provides for the sale and simultaneous leaseback of certain solar energy systems constructed by us.

Operating Leases and Purchase Obligations

We lease buildings, equipment and automobiles under operating leases. Rental expense was $10.5 million, $7.9 million and $5.7 million in 2010, 2009 and 2008, respectively. The total future commitment under operating leases as of December 31, 2010 was $34.7 million, of which $22.8 million is noncancellable. Our operating lease obligations as of December 31, 2010 were as follows:

	Payments Due By Period
	Total	2011	2012	2013	2014	2015	Thereafter
In millions
Operating Leases	$34.7	$8.8	$6.0	$4.3	$3.7	$3.1	$8.8

We maintain a long-term agreement with a supplier in connection with the purchase of certain raw materials. Our minimum required annual purchase under this agreement is $48.6 million in each of the years from 2009 through 2018. During 2010 and 2009, $5.8 million and $15.9 million were recorded to cost of goods sold related to the estimated shortfall to our annual purchase obligation associated with a take or pay agreement for raw material supply to our Pasadena facility.

During 2010, we entered into two long term take-or-pay agreements with our subcontractors to manufacture solar wafers for us. In accordance with the agreements, MEMC will provide refundable deposits to these vendors totaling $62.5 million by January 2011 of which $58.0 million was provided during 2010. These deposits are refundable to the extent we fulfill our minimum annual take-or-pay requirements. The vendors are also required to reserve certain levels of wafer capacity for our benefit. In one agreement, we have committed to minimum purchases of $119.2 million in 2011. The commitment schedule for the years thereafter will be negotiated in 2011. In the other agreement, we have committed to minimum purchases of $87.1 million, $83.4 million, $80.9 million and $78.9 million in 2011, 2012, 2013 and 2014, respectively.

During 2010, we entered into agreements to purchase certain raw materials in order to meet our future production requirements. These agreements require us to purchase approximately $387.9 million of raw materials over the next three years, with approximately $88.1 million to be purchased during the next twelve months.

Indemnification

We have agreed to indemnify some of our Semiconductor Materials and Solar Materials customers against claims of infringement of the intellectual property rights of others in our sales contracts with these customers. Historically, we have not paid any claims under these indemnification obligations and we do not have any pending indemnification claims as of December 31, 2010.

We generally warrant the operation of our solar energy systems for a period of time. We may also indemnify our customers for tax credits associated with the systems we construct and sell or sell and then leaseback. Due to the absence of historical material warranty and tax indemnification claims and expected future claims, we have not recorded an accrual related to solar energy systems as of December 31, 2010.

In connection with several contracts to sell outright solar energy systems, SunEdison has guaranteed the systems’ performance for two years following the date of interconnection. Also, under a separate operations and maintenance services agreement, SunEdison guaranteed the uptime availability of the system over the term of the arrangement, which may last 20 years. To the extent there are shortfalls in either of the guarantees, SunEdison is required to indemnify the purchaser up to the guaranteed amount through a cash payment. The maximum losses that SunEdison may be subject to for non-performance are contractually limited by the terms of each executed agreement.

Legal Proceedings

We are involved in various legal proceedings which arise in the ordinary course of business. Although it is not possible to predict the outcome of these matters, we believe that the ultimate outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position, cash flows or results of operations.

BP Solar International v. MEMC Electronic Materials, Inc. and MEMC Pasadena, Inc.

In April 2007, BP Solar International, Inc. filed suit against MEMC and MEMC Pasadena, Inc. in the Circuit Court for Frederick County, Maryland (Civil Number 10-C-07-001240) alleging non-delivery of polysilicon powder for 2006 under an alleged two-year supply agreement. Plaintiff BP Solar subsequently amended the complaint on four separate occasions. The final complaint filed by Plaintiff alleged that MEMC Pasadena failed to supply polysilicon powder to the Plaintiff in 2006 and 2007 under an alleged three-year supply agreement. MEMC has always maintained that no such long term supply agreement ever existed. The case was tried before a jury and on July 31, 2009, the jury returned a verdict in favor of BP Solar, awarding damages of $8.8 million. The parties reached a confidential settlement of this matter in January 2011.

S.O.I.TEC Silicon on Insulator Technologies S.A. v. MEMC Electronic Materials, Inc.

On May 19, 2008, Soitec and Commissariat A L’Energie Atomique (“CEA”) filed a complaint against MEMC in the U.S. District Court for the District of Delaware (Civil Action No. 08-292) alleging infringement, including willful infringement, by MEMC of three U.S. patents related to silicon-on-insulator (SOI) technology, and requested damages and an injunction. Soitec and CEA filed an amended complaint on July 21, 2009, adding a fourth, related patent to the lawsuit. MEMC filed a counterclaim against Soitec for infringement of one of MEMC’s U.S. patents. The Court bifurcated the case into two phases, a first liability phase, which, to the extent liability is found, will be followed by a second damages phase. In a memorandum opinion dated October 13, 2010, the Court found that all of MEMC’s current products and processes do not infringe any valid claim of the four asserted Soitec patents.

The Court held a jury trial from October 25 to November 2. After the Court’s October 13 ruling in favor of MEMC, the only remaining claim that Soitec continued to assert at trial was a single patent claim directed against some mono-implant research and development efforts conducted by MEMC approximately four to six years ago, none of which have occurred since 2006, and none of which are material or relevant to the current operations at MEMC. MEMC continued to assert at trial its counterclaim for infringement of MEMC’s patent. On November 2, 2010, the jury found that certain of Soitec’s wafers infringed the patent asserted by MEMC at trial. The jury also found that one of the Soitec patent claims was valid. This single patent claim covers MEMC’s mono-implant research and development effects that ended in 2006. Post trial motions have been briefed and are awaiting resolution by the Court. MEMC expects to appeal certain of the Court’s rulings in this matter. The damages phase of this trial will likely occur after any appeals by MEMC or Soitec in the case. We believe that Soitec and CEA’s suit against us has no merit, and we are asserting a vigorous defense against these claims, as well as our infringement counterclaim. Although it is not possible to predict the outcome of such matters, we believe that the ultimate outcome of this proceeding will not have a material adverse effect on our financial position, cash flows or results of operations.

Semi-Materials Co., Ltd. v. MEMC Electronic Materials, Inc. and MEMC Pasadena, Inc.

On September 28, 2006, Semi-Materials Co., Ltd. (“Semi-Materials”) filed a complaint against MEMC in the U.S. District Court for the Eastern District of Missouri (Case No. 4:06-CV-01426-FRB) alleging breach of contract, unjust enrichment, fraud, and conversion, and seeking specific performance, all related to a series of purchase orders for chunk polysilicon and polysilicon solar ingot. MEMC filed its answer in the case in December 2006. On MEMC’s motion, the Court dismissed Semi-Materials’ conversion claim.

The parties entered into settlement discussions for this case in November 2007 and December 2007. In early 2008, Semi-Materials claimed that a binding settlement was reached as a result of those late 2007 discussions. MEMC denied Semi-Materials’ allegation that a binding settlement was reached. In January 2008, Semi-Materials moved the trial court to enforce the alleged settlement terms. On March 17, 2008, the trial court sustained Semi-Materials’ motion and found that binding settlement terms had been reached as a result of the late 2007 negotiations between Semi-Materials and MEMC. This decision was immediately appealed by MEMC to the United States Court of Appeals for the Eighth Circuit, and enforcement of the trial court’s order was stayed pending that appeal. The Eighth Circuit heard oral argument on September 26, 2008. Just prior to the September 26 oral argument, Semi-Materials informed MEMC and the Eighth Circuit that Semi-Materials no longer sought enforcement of the alleged settlement agreement (although Semi-Materials still claimed that a binding settlement was reached in late 2007). Semi-Materials instead requested that the Eighth Circuit vacate the trial court’s March 2008 order enforcing the alleged settlement agreement and remand the case back to the trial court for further proceedings. On May 4, 2009, the Eighth Circuit requested a rehearing of the appeal, which rehearing was held on June 10, 2009. On July 10, 2009, the Eighth Circuit vacated the trial court’s order, and returned the case to the trial court for further proceedings. The parties completed discovery and the case was set for trial beginning February 22, 2011.

On March 31, 2008, Semi-Materials and its affiliate SMC Shanghai (“SMC”) filed two additional lawsuits against MEMC, one in the United States District Court for the Southern District of Texas (Case No. 4:08-CV-00991) (the “Texas Action”) and another in the United States District Court for the Eastern District of Missouri (Case No. 4:08-CV-00434-JCH) (the “Missouri Action”). In both cases, Semi-Materials and SMC alleged that: (i) MEMC Pasadena, Inc. (“MEMC Pasadena”) breached an agreement with SMC for SMC to act as MEMC’s exclusive sales agent in China; (ii) MEMC Pasadena breached an agreement with Semi-Materials for Semi-Materials to act as MEMC Pasadena’s exclusive sales agent in Korea; (iii) MEMC tortiously interfered with the purported sales agency agreements among MEMC Pasadena and SMC and Semi-Materials; and (iv) MEMC tortiously interfered with a separate sales agency agreement Semi-Materials claimed existed with an unrelated party. In the Missouri Action, Semi-Materials also claimed that MEMC tortiously interfered with an expectancy for an on-going business relationship Semi-Materials claimed existed with the unrelated party. Upon MEMC’s motions for summary judgment in the Missouri Action, the Court dismissed the claim that MEMC tortiously interfered with the purported sales agency agreements, and the claim that MEMC tortiously interfered with the alleged sales agency agreement between Semi-Materials and the unrelated party. The remaining claims were tried before a jury between January 4 and January 12, 2010. At trial, the jury found in favor of Semi-Materials and SMC on their respective claims for breach of contract against MEMC Pasadena, awarding a verdict of $0.2 million, and found in favor of MEMC on Semi-Materials’ claim for tortious interference with an expectancy of an ongoing business relationship with the unrelated party. MEMC Pasadena filed a post-trial motion for judgment as a matter of law as to the breach of contract claims on which the jury found in favor of Semi-Materials and SMC. The Court denied that motion on August 30, 2010. Semi-Materials and SMC filed a Notice of Appeal to the United States Court of Appeals for the Eighth Circuit concerning rulings the Court made at summary judgment concerning Plaintiffs’ alleged damages on their breach of contract claims. MEMC Pasadena filed a Notice of Cross-Appeal concerning the Court’s entry of judgment based upon the jury verdict and the Court’s denial of MEMC’s motion for judgment as a matter of law. The appellate matters have been docketed as Appeal Nos. 10-1324 and 10-1626 in the United States Court of Appeals for the Eighth Circuit. The opening appellate brief of Semi-Materials and SMC was filed on April 28, 2010. MEMC Pasadena’s brief was filed on October 22, 2010. No discovery has been undertaken in the Texas Action, and it has been stayed.

We do not believe that the Semi-Materials cases, should the jury’s verdict in the Missouri action not be maintained on appeal, or should the case for which trial began on February 22, 2011 ultimately be decided against MEMC, in whole or in part, will have a material adverse effect on us. Due to uncertainty regarding the litigation process, the outcome of these matters are unpredictable, damages could be substantial, and the results of these cases could be unfavorable for MEMC.

Minneapolis Firefighters’ Relief Association v. MEMC Electronic Materials, Inc., et al.

On September 26, 2008, a putative class action lawsuit was filed in the U.S. District Court for the Eastern District of Missouri by plaintiff Minneapolis Firefighters’ Relief Association asserting claims against MEMC and Nabeel Gareeb, MEMC’s former Chief Executive Officer. On October 10, 2008, a substantially similar putative class action lawsuit was filed by plaintiff Donald Jameson against MEMC, Mr. Gareeb and Ken Hannah, MEMC’s former Chief Financial Officer and currently MEMC’s Executive Vice President and President—Solar Materials. These cases purportedly are brought on behalf of all persons who acquired shares of MEMC’s common stock between June 13, 2008 and July 23, 2008, inclusive (the “Class Period”). Both complaints allege that, during the Class Period, MEMC failed to disclose certain material facts regarding MEMC’s operations and performance, which had the effect of artificially inflating MEMC’s stock price in violation of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). Plaintiffs further allege that Messrs. Gareeb and Hannah are subject to liability under Section 20(a) of the Act as control persons of MEMC. Plaintiffs seek certification of the putative class, unspecified compensatory damages, interest and costs, as well as ancillary relief. On December 12, 2008, these actions were consolidated, and the Court appointed Mahendra A. Patel as lead plaintiff. Plaintiff filed a consolidated amended complaint on February 23, 2009. Defendants filed a motion to dismiss the consolidated amended complaint, which was fully briefed by the parties by June 24, 2009. On March 8, 2010, the Court dismissed the consolidated class action complaint with prejudice. On March 31, 2010, plaintiff filed a notice of appeal to the United States Court of Appeals for the Eighth Circuit. On June 15, 2010, plaintiff filed his appellant brief. On July 15, 2010, defendants filed their appellee brief. Plaintiff filed a reply brief on July 29, 2010. A date for oral argument has not been set.

Brian Larkowski v. John Marren, et al.

On November 4, 2008, Brian Larkowski, a purported shareholder of MEMC, filed a derivative action in the Circuit Court of St. Charles County, Missouri against defendants John Marren, Peter Blackmore, Nabeel Gareeb, Marshall Turner, Robert J. Boehlke, C. Douglas Marsh, William E. Stevens, James B. Williams and Michael McNamara (collectively “individual defendants”) and MEMC as a nominal defendant. Each individual defendant is a current or former officer and/or director of MEMC. The lawsuit alleges breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, based on allegations of conduct similar to that alleged in the putative class action lawsuit described above. On December 19, 2008, the court entered a stipulated order staying the derivative action pending resolution of any motions to dismiss in the putative class action described above. On January 14, 2011, the Court continued the stay.

Jerry Jones v. MEMC Electronic Materials, Inc., et al.

On December 26, 2008, a putative class action lawsuit was filed in the U.S. District Court for the Eastern District of Missouri by plaintiff, Jerry Jones, purportedly on behalf of all participants in and beneficiaries of MEMC’s 401(k) Savings Plan (the “Plan”) between September 4, 2007 and December 26, 2008, inclusive. The complaint asserted claims against MEMC and certain of its directors, employees and/or other unnamed fiduciaries of the Plan. The complaint alleges that the defendants breached certain fiduciary duties owed under the Employee Retirement Income Security Act (“ERISA”), generally asserting that the defendants failed to make full disclosure to the Plan’s participants of the risks of investing in MEMC’s stock and that the Company’s stock should not have been made available as an investment alternative in the Plan. The misstatements alleged in the complaint significantly overlap with the misstatements alleged in the federal securities class action described above.

On June 1, 2009, an amended class action complaint was filed by Mr. Jones and another purported participant of the Plan, Manuel Acosta, which raises substantially the same claims and is based on substantially the same allegations as the original complaint. However, the amended complaint changes the period of time covered by the action, purporting to be brought on behalf of beneficiaries of and/or participants in the Plan from June 13, 2008 through the present, inclusive (the “Class Period”). The amended complaint seeks unspecified monetary damages, including losses the participants and beneficiaries of the Plan allegedly experienced due to their investment through the Plan in MEMC’s stock, equitable relief and an award of attorney’s fees. No class has been certified and discovery has not begun. The Company and the named directors and employees filed a motion to dismiss the complaint, which was fully briefed by the parties as of October 9, 2009. The parties each subsequently filed notices of supplemental authority and corresponding responses. On March 17, 2010, the court denied the motion to dismiss. The MEMC defendants filed a motion for reconsideration or, in the alternative, certification for interlocutory appeal, which was fully briefed by the parties as of June 16, 2010. The parties each subsequently filed notices of supplemental authority and corresponding responses. On October 18, 2010, the court granted the MEMC defendants’ motion for reconsideration, vacated its order denying the MEMC defendants’ motion to dismiss, and stated that it will revisit the issues raised in the motion to dismiss after the parties supplement their arguments relating thereto. Both parties filed briefs supplementing their arguments on November 1, 2010, and the parties each subsequently filed additional notices of supplemental authority.

MEMC believes the above class actions and derivative suit are without merit and we will assert a vigorous defense. Due to the inherent uncertainties of litigation, we cannot predict the ultimate outcome or resolution of the foregoing class action or derivative suit proceedings or estimate the amounts of, or potential range of, loss with respect to these proceedings. An unfavorable outcome could have a material adverse impact on our business, results of operations and financial condition. We have indemnification agreements with each of our present and former directors and officers, under which we are generally required to indemnify each such director or officer against expenses, including attorney’s fees, judgments, fines and settlements, arising from actions such as the lawsuits described above (subject to certain exceptions, as described in the indemnification agreements).

From time to time we may conclude it is in the best interests of our stockholders, employees, vendors and customers to settle one or more litigation matters, and any such settlement could include substantial payments; however, other than as may be noted above, we have not reached this conclusion with respect to any particular matter at this time. There are a variety of factors that influence our decision to settle any particular individual matter, and the amount we may choose to pay or accept as payment to settle such matters, including the strength of our case, developments in the litigation (both expected and unexpected), the behavior of other interested parties, including non-parties to the matter, the demand on management time and the possible distraction of our employees associated with the case and/or the possibility that we may be subject to an injunction or other equitable remedy. It is difficult to predict whether a settlement is possible, the amount of an appropriate settlement or when is the opportune time to settle a matter in light of the numerous factors that go into the settlement decision.

23. REPORTABLE SEGMENTS

Our reportable segments are determined based on the management of the businesses and the types of products sold and services provided. On November 20, 2009, we completed the acquisition of SunEdison. Until the acquisition of SunEdison, MEMC was engaged in one reportable industry segment—the design, manufacture and sale of silicon wafers—which was conducted as our Materials Business. From the time of the SunEdison acquisition until the end of 2009, MEMC was engaged in two reportable segments, Materials Business and Solar Energy Business (d/b/a SunEdison). Effective January 1, 2010, MEMC reorganized its historical Materials Business operations into two separate businesses and is now engaged in three reportable segments: Semiconductor Materials, Solar Materials (both include the historical operations of MEMC) and Solar Energy (consists solely of SunEdison). This reorganization reflects how we are currently operating our business and analyzing our operating results.

The Chief Operating Decision Maker (“CODM”) is our Chief Executive Officer. The CODM evaluates segment performance based on segment operating profit plus interest expense. In order to determine segment operating profit, standard costs are used as the basis for raw material costs allocated between segments and any related variances are allocated based on usage of those raw materials. MEMC incurs expenses for research and development costs and marketing activities that are not specific to any one segment or allocated to any segments. These costs, as well as general corporate marketing and administration costs, substantially all of our stock compensation expense, research and development administration costs, legal professional services and related costs, and other items are not evaluated by segment and are included in Corporate and other below. Because certain sites include operations, facilities and/or back office functions that are utilized to support our Semiconductor Materials and Solar Materials businesses, we do not have discrete financial information for total assets. Accordingly, the CODM does not consider total assets when analyzing segment performance.

MEMC’s Semiconductor Materials segment includes the development, production and marketing of wafers with a wide variety of features satisfying numerous product specifications to meet our customers’ exacting requirements, which wafers are utilized in the manufacture of semiconductor devices.

MEMC’s Solar Materials segment includes the development, production and marketing of square and pseudo-square crystalline solar wafers, which wafers are utilized by customers in the manufacture of solar cells, and then solar modules (panels) which convert energy from the sun into usable electrical energy. Our Solar Materials segment also includes our polysilicon production and the newly acquired operations of Solaicx (see Note 3).

MEMC’s Solar Energy segment consists solely of SunEdison and includes the development and construction of solar power plants, which are then either sold or held to produce power. The results of the segment include operating of, leasing of and sale of solar energy systems and services to customers who purchase renewable energy by delivering solar power to them under long-term power purchase arrangements and feed-in tariff arrangements.

We have provided 2009 and 2008 financial information on a comparative basis to conform to the 2010 segment presentation:

	For the year ended December 31,
In millions	2010	2009	2008

Net sales:
Semiconductor Materials	$992.6	$586.3	$923.1
Solar Materials	826.1	573.5	1,081.4
Solar Energy	420.5	3.8	—

Consolidated net sales	$2,239.2	$1,163.6	$2,004.5

Operating income (loss):
Semiconductor Materials	$68.2	$(205.6)	$174.5
Solar Materials	86.9	184.4	739.7
Solar Energy	(10.7)	(6.2)	—
Corporate and other	(123.3)	(99.8)	(61.0)

Consolidated operating income (loss)	$21.1	$(127.2)	$853.2

Interest expense:
Semiconductor Materials	$3.2	$1.5	$1.5
Solar Materials	(0.8)	0.7	0.3
Solar Energy	26.6	1.8	—

Consolidated interest expense	$29.0	$4.0	$1.8

Depreciation and amortization:
Semiconductor Materials	$108.8	$96.6	$87.1
Solar Materials	34.9	25.4	16.9
Solar Energy	21.1	2.0	—

Consolidated depreciation and amortization	$164.8	$124.0	$104.0

Capital expenditures:
Semiconductor Materials	$150.4	$87.3	$145.5
Solar Materials	198.2	138.1	158.1
Solar Energy(1)	281.4	28.0	—
Corporate and other	2.1	—	—

Consolidated capital expenditures	$632.1	$253.4	$303.6

(1)	Consists primarily of construction of solar energy systems of $280.1 million and $28.0 million for the year ended December 31, 2010 and 2009, respectively.

Equity in earnings (loss) of joint venture, net of tax of $7.2 million earnings and $11.8 million loss in years ended December 31, 2010 and 2009, respectively and equity in joint venture of $101.6 million at December 31, 2009 relates to the joint venture with Q-Cells and is part of our Solar Materials segment. We received the remaining investment in the Q-Cells joint venture in 2010.

The Solar Energy and Solar Materials segments include $286.3 million and $56.4 million of goodwill, respectively, and we have recorded no impairment on such goodwill.

During the second quarter of 2010, we received $11.9 million in net insurance proceeds from our business interruption lost profits claim related to the disruption in production at our Pasadena, Texas facility as a result of Hurricane Ike in 2008. Of this amount, $8.0 million was recorded to our Semiconductor Materials segment and $3.9 million was recorded to our Solar Materials segment.

Geographic Segments

Geographic financial information is as follows:

Net Sales to Customers:

	2010	2009	2008
Dollars in millions

United States	$242.8	$154.7	$489.0

Foreign	1,996.4	1,008.9	1,515.5

Total	$2,239.2	$1,163.6	$2,004.5

Foreign revenues were derived from sales to the following countries:

	2010	2009	2008
Dollars in millions

China	$415.8	$296.5	$371.8

Japan	82.6	41.2	47.5

Korea	176.9	91.4	279.3

Taiwan	549.4	333.9	505.4

Italy	385.3	20.8	24.7

Other foreign countries	386.4	225.1	286.8

Total	$1,996.4	$1,008.9	$1,515.5

Net sales are attributed to countries based on the location of the customer.

Our net sales attributable to polysilicon for the years ended December 31, 2010, 2009 and 2008 were 0.6%, 2.9% and 18.6% as a percent of total sales, respectively.

Long-Lived Assets, net of accumulated depreciation:

	2010	2009
Dollars in millions

United States	$1,015.6	$686.4

Japan	179.3	172.0

Taiwan	280.8	252.4

Italy	337.1	259.0

Other foreign countries	416.4	203.5

Total	$2,229.2	$1,573.3

Long-lived assets above exclude goodwill.

24. SUBSEQUENT EVENTS

On February 16, 2011, we entered into an agreement with Samsung Fine Chemicals to establish a jointly owned venture which will build and operate a new manufacturing facility in Ulsan, South Korea. The facility will produce high-purity polysilicon and is expected to begin production in 2013. The joint venture will be funded through capital contributions of approximately $175.0 million from each partner as well as additional debt financing. The timing of capital contributions will be determined by the joint venture’s board of directors.

A trial in the Semi-Materials Co., Ltd. v. MEMC Electronic Materials, Inc. and MEMC Pasadena, Inc. case commenced on February 22, 2011. On March 2, 2011, the jury found for MEMC on the fraud and unjust enrichment claims made by Semi-Materials against the Company. The jury found for Semi-Materials on the breach of contract claim, awarding damages to Semi-Materials of approximately $19 million. Approximately $5 million of this amount relates to an amount previously recorded by MEMC. Because the verdict was issued in the first quarter of 2011, notwithstanding the Company’s intention to appeal, MEMC anticipates that the verdict will result in a one-time charge against pre-tax earnings in the first quarter of 2011 of approximately $14 million.

On March 10, 2011, the Company issued $550 million of 7.75% Senior Notes due April 1, 2019. The 2019 notes were sold in a private placement at a price equal to 100% of the principal amount thereof. The 2019 notes are unsecured and guaranteed by certain of MEMC’s domestic subsidiaries. The Company and those subsidiary guarantors entered into an indenture with a trustee, in connection with the closing of the notes offering.

On March 23, 2011, the Company amended and restated its existing Corporate Credit Facility. The amended facility provides for total borrowings of up to $400 million, has an accordion feature to provide for borrowings of up to $550 million in the aggregate (upon terms to be agreed upon by the parties at the time of such request), and has a three year term. The amended facility has been secured by substantially all of the assets of MEMC and its domestic subsidiaries. Interest on borrowings will be based on our election at LIBOR plus an initial applicable margin of 2.75% or at a defined prime rate plus an initial applicable margin of 1.75%. The amended facility also provides for the Company to pay various fees, including a commitment fee of 0.50% on the lenders’ unused commitments.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

MEMC Electronic Materials, Inc.:

We have audited the accompanying consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010. We also have audited the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding

The Board of Directors and Stockholders

MEMC Electronic Materials, Inc.

prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, MEMC Electronic Materials, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2009-17, Consolidations: Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, (included in FASB Accounting Standards Codification (ASC) Topic 810, Consolidation, as of January 1, 2010.

The Company adopted Financial Accounting Standards Board (FASB) Staff Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (included in FASB Accounting Standards Codification (ASC) Topic 320, Investments-Debt and Equity Securities), as of April 1, 2009. The Company adopted FASB No. 141(R), Business Combinations (included in ASC Topic 805, Business Combinations), as of January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri

February 22, 2011, except as it relates to the subsequent events disclosed in Note 24, as to which the date is March 29, 2011